Execution Copy

EXHIBIT 2.1

SECURITIES EXCHANGE AGREEMENT

by and among

ARCADIA BIOSCIENCES, INC.,

ROOSEVELT RESOURCES, LP,

AND

ELLIOTT ROOSEVELT JR. AND DAVID A. ROOSEVELT,
in their capacities as Representatives of the Limited Partners dated as of December 4, 2024

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(Continued)

Page

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(Continued)

Page

Section 10.11 Other Remedies; Specific Performance 74

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(Continued)

SCHEDULES

Schedule 2.1 Limited Partners Partnership Interests

Schedule 2.3 Officers and Directors of the Company - Post Acquisition

Schedule 2.4(a) Company Charter - Post Acquisition

Schedule 2.4(b) Company Bylaws - Post Acquisition

Schedule 3.2(b)(i)(A) Liability Payoff Amounts

Schedule 3.2(b)(i)(I) Employees

DISCLOSURE SCHEDULES

Company Disclosure Schedule

Section 1.1(a) – Individuals with Knowledge

Section 4.1(c) – Subsidiaries of the Company

Section 4.2(a) – Capitalization

Section 4.2(b) – Owned Voting Stock

Section 4.3(b) – Non-Violation

Section 4.3(c) – Consents

Section 4.3(f) – Directors and Officers of the Company and each of its Subsidiaries

Section 4.5(a) – Material Contracts

Section 4.7 – Legal Proceedings

Section 4.8(b) – Permits

Section 4.8(c) – Filings with Governmental Authorities

Section 4.9 – Insurance Coverage

Section 4.10(a) – Taxes

Section 4.10(i) – Tax Liability

Section 4.10(m) – Permanent Establishments

Section 4.10(n) – Membership Interests

Section 4.11 – Benefit Plans

Section 4.11(g) – Nonqualified Deferred Compensation

Section 4.11(h) – Agreements and Plans

Section 4.11(i) – Parachute Payments

Section 4.11(j) – Independent Contractors

Section 4.11(l) – Severance

Section 4.11(n) – Visa; Work Permits

Section 4.11(o) – Employee Information

Section 4.12(a) – Intellectual Property

Section 4.12(b) – Intellectual Property Infringement or Misappropriation

Section 4.13(c) – Breaches of Personal Data

Section 4.14(b) – Real Estate Leases and Subleases

Section 4.14(c) – Owned Real Property

Section 4.15 – Certain Changes

Section 6.1 – Business of the Company

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(Continued)

Partnership Disclosure Schedule

Section 1.1(b) – Individuals with Knowledge

Section 5.3 – Partnership Interests

Section 5.4(a) – Financial Statements

Section 5.5 – Material Adverse Effect; Absence of Changes

Section 5.6 – Consents

Section 5.8 – Broker or Finders Fees

Section 5.11 – Material Contracts

Section 5.12 – Insurance Coverage

Section 5.13(a) – Taxes

Section 5.13(i) – Tax Liability

Section 5.13(l) – Unclaimed Property

Section 5.14(a) – Benefit Plans

Section 5.14(g) – Nonqualified Deferred Compensation

Section 5.14(h) – Agreements and Plans

Section 5.14(i) – Parachute Payments

Section 5.14(j) – Independent Contractors

Section 5.14(l) – Severance

Section 5.14(n) – Visa; Work Permits

Section 5.14(o) – Employee Information

Section 5.14(a) – Intellectual Property

Section 5.15(b) – Intellectual Property Infringement or Misappropriation

Section 5.16(c) – Breaches of Personal Data

Section 5.17(c) – Remediation Activities

Section 5.18 – Suspense Funds

Section 5.20 – Leases and Fee Minerals

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SECURITIES EXCHANGE AGREEMENT

This SECURITIES EXCHANGE AGREEMENT, dated as of December 4, 2024 (this “Agreement”), is by and among (i) Arcadia Biosciences, Inc., a Delaware corporation (the “Company”), (ii) Roosevelt Resources, LP, a Texas limited partnership (the “Partnership”), and (iii) Elliott Roosevelt, Jr., and David A. Roosevelt, each solely in his capacity as representative of the limited partners of the Partnership (together, the “Limited Partners Representatives” and each, a “Limited Partners Representative”). The Company, the Partnership and the Limited Partners Representative shall be referred to herein from time to time collectively as the “parties” and individually as a “party.”

RECITALS

WHEREAS, the parties desire to enter into this Agreement under which the parties propose that the Company issues shares of its common stock, $0.001 par value per share (the “Common Stock”), in consideration for (i) the contribution of all outstanding limited partnership interests (the “LP Interests”) of the Partnership held by its limited partners (the “Limited Partners”) and (ii) the contribution of all of the outstanding limited liability company membership interests (the “GP LLC Interest”, and together with the LP Interests, the “Partnership Interests”) in the limited liability company that is the general partner of the Partnership (the “General Partner”) held by the sole member of the General Partner (the “GP Member”, who, together with the Limited Partners, may simply be referred to as the “Limited Partners”), with such contributions and Common Stock issuances herein referred to as the “Exchange”; and

WHEREAS, the Limited Partners have appointed the Limited Partners Representatives to act in their name, place and stead, in connection with all matters related to this Agreement; and

WHEREAS, the board of directors of the Company (the “Company Board”) has (i) determined that this Agreement, the Exchange and the other transactions contemplated hereby, taken together, are on terms that are advisable and in the best interest of the Company and its shareholders (the “Company Shareholders”) and (ii) unanimously adopted resolutions approving this Agreement, the Exchange and the other transactions contemplated hereby, declaring its advisability and recommending the approval by the Company Shareholders of the issuance of shares of Common Stock of the Company pursuant to this Agreement and the Exchange, and the other transactions contemplated hereby; and

WHEREAS, the Limited Partners Representatives have approved entering into this Agreement; and

WHEREAS, the Partnership has approved this Agreement; and

WHEREAS, as a material inducement to the Partnership’s and the Limited Partners Representatives’ willingness to enter into this Agreement, before or at the Closing, certain employees of the Partnership may execute and deliver new employment agreements with the Company (such agreements as may be approved by the Company, collectively, the “New Employment Agreements”); and

WHEREAS, for United States federal income tax purposes, it is intended that the Exchange will qualify as a tax-free contribution and exchange under the provisions of Section 351(a) of the Internal Revenue Code of 1986, as amended (the “Code”); and

WHEREAS, immediately following the Exchange, the General Partner will become a wholly-owned subsidiary of the Company and the Company will hold all of the LP Interests of the Partnership; and

WHEREAS, the parties desire to make certain representations, warranties, covenants and agreements in connection with the Exchange and also to prescribe various conditions to the Exchange.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, and intending to be legally bound, the parties agree as follows:

Article I
DEFINITIONS

Section 1.1 Definitions. For all purposes of this Agreement, the following terms shall have the respective meanings set forth in this Section 1.1.

“409A Plan” has the meaning set forth in Section 4.11(g).

“ACA” has the meaning set forth in Section 4.11(e).

“Acquisition Proposal” means (i) any proposal or offer with respect to a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, share exchange, share purchase, business combination or similar transaction involving the Company or any of its Subsidiaries and (ii) any acquisition by any Person resulting in, or proposal or offer, in each case, which if consummated would result in, any Person becoming the beneficial owner of, directly or indirectly, in one or a series of related transactions, twenty-five percent (25%) or more of the total voting power of any class of equity securities of the Company (or of the surviving entity in a merger involving the Company, as applicable) or twenty-five percent (25%) or more of the total assets of the Company, in each case other than the transactions contemplated by this Agreement.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such Person. As used in this definition, the term “controls” (including the terms “controlling,” “controlled by” and “under common control with”) means the relevant Person has possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

“Agreement” has the meaning set forth in the introduction.

“Alternative Acquisition Agreement” has the meaning set forth in Section 6.2(b)(i)(B).

“Applicable Date” or “Applicable Period” means the date or period that is three years before the date of this Agreement as first written above.

“Applicable Law” means any domestic or foreign, federal, state or local statute, law (whether statutory or common law), treaty, ordinance, rule, administrative interpretation, regulation, order, writ, injunction, directive or judgment (including those of any self-regulatory organization) applicable to any of the Company, its Subsidiaries, the Partnership or any of their respective Affiliates, equity holders, properties, assets, business, operations, officers, directors, employees or agents, as the case may be.

“Applicable Pro Rata Share” means a fraction, expressed as a percentage (a) the numerator of which is the aggregate Exchange Consideration such Limited Partner is entitled to receive pursuant to this Agreement by virtue of the Exchange Shares issuable to such Limited Partners and (b) the denominator of which is the aggregate Exchange Consideration that all Limited Partners are entitled to receive pursuant to this Agreement.

“Balance Sheet Date” has the meaning set forth in Section 5.4(a).

“Book Entry Shares” has the meaning set forth in Section 3.3(a).

“Burdensome Condition” has the meaning set forth in Section 6.6(b).

“Business Day” means any day that is not a Saturday, a Sunday, a legal holiday or other day on which commercial banks in Dallas, Texas are authorized or required by Applicable Law to close for regular banking business.

“Cash Amount” means $2,950,000 of the Company’s unencumbered, unrestricted cash and cash equivalents if the Closing Date occurs in December 2024, $2,150,000 if the Closing Date occurs in January 2025, $1,650,000 if the Closing Date occurs in February 2025, $1,250,000 if the Closing Date occurs in March 2025 and $950,000 if the Closing occurs after March 31, 2025, in each case (i) minus the amount of Unpaid Transaction Expenses (but taking into consideration and giving effect to Company Transaction Expenses that have been paid prior to the Closing Date and to Company Transaction Expenses that will be paid at the Closing), and (ii) plus the amount by which the items included in clause “(i)” of the definition of Company Transaction Expenses exceed $1,000,000, all determined in accordance with GAAP and consistent with the Company’s past accounting policies.

“Certificates” has the meaning set forth in Section 3.3(a).

“Change of Recommendation” has the meaning set forth in Section 6.2(b)(i)(A).

“Closing” has the meaning set forth in Section 3.2(a).

“Closing Date” has the meaning set forth in Section 3.2(a).

“Code” has the meaning set forth in the Recitals.

“Combined Company” means, after the Closing, the Company and the Partnership, and any subsidiaries of either, considered together as a single entity.

“Common Stock” has the meaning set forth in the Recitals.

“Company” has the meaning set forth in the introduction.

“Company Board” has the meaning set forth in the Recitals.

“Company Charter” means the Amended and Restated Certificate of Incorporation of the Company, as amended to date.

“Company Disclosure Schedule” means the disclosure schedule in respect of this Agreement, dated as of the date of this Agreement, and delivered by the Company to the Partnership immediately prior to the execution and delivery of this Agreement.

“Company Employees” means all employees of the Company or any of its Subsidiaries, including any such individuals on a leave of absence.

“Company Insurance Policies” means any insurance contract, policy, certificate, binder, slip, cover or other agreement of insurance, including all supplements, riders and endorsements issued or written in connection therewith and extensions thereto relating to the Company, its business, assets or operations, or its Affiliates, officers, directors or employees.

“Company Options” means any issued and outstanding options (including commitments to grant options) to purchase or otherwise acquire shares of capital stock of the Company (whether or not vested).

“Company Plans” has the meaning set forth in Section 4.11(a).

“Company Preferred Stock” means the Preferred Stock, $0.001 par value per share, of the Company.

“Company Recommendation” has the meaning set forth in Section 6.3(b).

“Company Reverse Stock Split Amendment” has the meaning set forth in Section 2.5.

“Company SEC Documents” has the meaning set forth in Section 4.4(a).

“Company Shareholder Approval” means the adoption and approval of the issuance of shares pursuant to the Exchange, the Reverse Stock Split Proposal, the new Long-Term Incentive Plan and the other Transactions by the holders of the number of shares required for adoption or approval in accordance with the DGCL, the Company’s bylaws, rules of the NASDAQ Stock Exchange and the Company Charter, at the Company Shareholders Meeting duly called and held for such purpose.

“Company Shareholders” has the meaning set forth in the Recitals.

“Company Shareholders Meeting” has the meaning set forth in Section 6.3(a).

“Company Stock” has the meaning set forth in Section 4.2(a).

“Company Transaction Expenses” means, without duplication, all (i) fees, costs, expenses or other amounts incurred by the Company or any of its Subsidiaries paid or not yet paid as of the Closing Date in connection with the Company’s negotiation, documentation, implementation and/or consummation of the Exchange and other transactions contemplated by this Agreement and the other Transaction Documents, including amounts payable pursuant to this Agreement by any of the foregoing, including any fees paid to Lake Street Capital Markets, LLC, Northland Securities, Inc., or any other financial advisor, broker, or finder, and legal, engineering, consulting, accounting or other professional fees and disbursements, (ii) premiums and other costs associated with the D&O Tail Policy, and (iii) any severance, bonus, retention, change in control, transaction or settlement payments that become immediately payable to Company Employees (other than to TJ Schaefer and Mark Kawakami unless their employment terminates before or at the Closing) or other service providers of the Company or its Subsidiaries pursuant to an Existing Employment Agreement or otherwise as a result of or in connection with the Transactions, any gross-up or reimbursement amounts payable to Company Employees or other service providers with respect to any Taxes that may apply to such payments (including, without limitation, Taxes imposed under Code Sections 409A, 280G or 4999), and the employer portion of any employment Taxes that are incurred by the Company or its Subsidiaries in connection with the payment of any amounts described in this clause (iii).

“Confidentiality Agreement” means that certain Non-Disclosure Agreement, dated August 9, 2024, between the Partnership and the Company.

“Contracts” means any contract, agreement, indenture, note, bond, loan, instrument, lease, conditional sale contract, purchase or sales order, mortgage, license or other enforceable obligation arrangement or agreement, whether written or oral.

“D&O Indemnified Party” has the meaning set forth in Section 6.11(a).

“D&O Tail Policy” has the meaning set forth in Section 6.11(b).

“DGCL” means the Delaware General Corporation Law as in effect as of the date of this Agreement and as the same may be amended from time to time.

“Deficit Amount” means as of the close of business on the second trading day before the Closing Date the amount by which the Company’s cash and cash equivalents is less than the Cash Amount.

“Effective Time” has the meaning set forth in Article II.

“Encumbrance” means, with respect to any property or asset, any pledge, lien, mortgage, charge, encumbrance, hypothecation, option, right of first refusal, right of first offer, security interest or other restriction of any kind or nature.

“Environmental Laws” means all Applicable Laws governing Environmental Matters.

“Environmental Matters” means any matters arising out of or relating to health and safety, or pollution or protection of the environment, including, without limitation, any of the foregoing relating to the use, generation, transport, treatment, storage, or disposal of any material defined as a “hazardous substance” or “hazardous waste” under any Applicable Law.

“Environmental Permits” has the meaning described below under Permits.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) which together with the Company or its Subsidiaries would be treated as a single employer under Section 414 of the Code or Section 4001 of ERISA.

“Exchange” has the meaning set forth in the Recitals.

“Exchange Act” has the meaning set forth in Section 4.4(a).

“Exchange Consideration” means the aggregate amount of Exchange Shares.

“Exchange Shares” has the meaning set forth in Section 3.1(a).

“Existing Employment Agreement” means a Contract, offer letter or agreement of the Company or any of its Subsidiaries with any current or former Company Employee to which the Company or any of its Subsidiaries has any actual or contingent liability or obligation to provide compensation and/or benefits in consideration for past, present or future services including any severance, termination, change in control or similar payment.

“Financial Statements” has the meaning set forth in Section 5.4(a).

“GAAP” means United States generally accepted accounting principles, consistently applied.

“General Partner” has the meaning set forth in the Recitals.

“GP LLC Interests” has the meaning set forth in the Recitals.

“GP Member” has the meaning set forth in the Recitals.

“Governmental Authority” means any United States or foreign government, any state or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including the SEC, or any other authority, agency, department, board, commission or instrumentality of the United States, any state of the United States or any political subdivision thereof or any foreign jurisdiction, any court, tribunal or arbitrator(s) of competent jurisdiction and any self-regulatory body.

“Historical Financial Statements” has the meaning set forth in Section 5.4(a).

“Indebtedness” means, with respect to any Person, without duplication, any of the following liabilities, whether secured (with or without limited recourse) or unsecured, contingent or otherwise, (i) all liabilities for borrowed money, (ii) all obligations under purchase money financings and all liabilities evidenced by a note, bond, debenture, or other similar instruments, (iii) all obligations under capital leases to the extent required to be capitalized under GAAP and to the extent fully offset by a “right to use” asset account (which shall not include any obligations to pay rent or any other payment obligations under any Leases), (iv) all liabilities for guarantees of another Person in respect of liabilities of the type set forth in clauses (i), (ii) and (iii), (v) all reimbursement obligations under letters of credit to the extent such letters of credit have been drawn, (vi) all unpaid Taxes of the Company and its Subsidiaries for all Tax periods (or portions thereof) ending on or before the Closing Date; and (vii) all liabilities for accrued but unpaid interest expense and unpaid penalties, fees, charges and prepayment premiums that are payable, in each case, with respect to any of the obligations of a type described in clauses (i) through (vi) above; provided, however, that notwithstanding the foregoing, Indebtedness shall exclude any trade payables incurred in the ordinary course of business and any Company Transaction Expenses.

“Intellectual Property” means all intellectual property, intellectual property rights and similar rights in any jurisdiction, including any and all of the following: all trademarks, trade names, service marks, service names, mark registrations, logos, assumed names, domain names, social media accounts, account names and handles, trade secrets and know-how (including processes, formulae, designs, methods, techniques, procedures and technology), registered and unregistered copyrights and other rights associated with works of authorship, software, patents, or applications, registrations, renewals, extensions and reissues of, and applications for or relating to any of the foregoing, and all goodwill associated with and symbolized by any of the foregoing.

“Intentional Breach” means, with respect to any agreement or covenant of a party in this Agreement, an action or omission taken or omitted to be taken by such party after the date hereof in material breach of such agreement or covenant that the breaching party intentionally takes (or fails to take) with Knowledge of such party that such action or omission would or would reasonably be expected to, cause such material breach of such agreement or covenant. The failure to close the Transactions contemplated hereby by a Party when all closing conditions relating to such Party have been satisfied or waived shall constitute an Intentional Breach of this Agreement.

“Interim Financial Statements” has the meaning set forth in Section 5.4(a).

“Internal IT Systems” means the hardware, software, network and telecommunications equipment and internet-related information technology infrastructure owned or leased by the Company or its Subsidiaries, or the Partnership (as applicable), and used in the business of the Company or any of its Subsidiaries, or the Partnership (as applicable).

“IRS” means the United States Internal Revenue Service.

“Knowledge” or “Known” means, (a) with respect to the Company, the actual knowledge, after reasonable inquiry, of those individuals set forth on Section 1.1(a) of the Company Disclosure Schedule and (b) with respect to the Partnership, the actual knowledge, after reasonable inquiry, of those individuals set forth on Section 1.1(b) of the Partnership Disclosure Schedule.

“Leases” has the meaning set forth in Section 4.14(b).

“Letter of Transmittal” means a letter of transmittal from the Transfer Agent on behalf of the Company that, among other things, informs Limited Partners how to obtain their Applicable Pro Rata Share of the Exchange Consideration, in form and substance reasonably satisfactory to the Partnership and the Company.

“Limited Partners” has the meaning set forth in the Recitals.

“Limited Partners Representatives” has the meaning set forth in the Introduction and as discussed in Article IX hereof.

“Limited Partners Representatives Written Consent” has the meaning set forth in Section 6.3.

“Long-Term Incentive Plans” means the Company’s 2006 Stock Plan, as amended, the Company’s 2015 Omnibus Equity Incentive Plan, and the Company’s 2015 Employee Stock Purchase Plan, in effect.

“LP Interests” has the meaning set forth in the Recitals.

“Material Adverse Effect” means (a) any event, condition, change, circumstance, development, result, occurrence, fact, or effect that, individually or in the aggregate, has or is reasonably likely to have a material adverse impact on the assets, business, results of operations or financial condition of the Company and its Subsidiaries, or the Partnership (as applicable), except to the extent any such event, condition, change, circumstance, development, result, occurrence, fact, or effect relates to, arises out of or results from (i) changes in United States, regional, international or global economic, industry, policy or market conditions (including general changes in credit availability and liquidity, interest rates, currency exchange rates or prices of securities or commodities generally or liquidity of trading markets), (ii) changes in political conditions in the United States, any region or worldwide (including but not limited to the outbreak of war, strikes, riots, crimes or acts of terrorism and sudden legal changes, and events described by the term act of god), (iii) natural catastrophic events, including but not limited to pandemics, epidemics or viruses, (iv) changes or proposed changes in Applicable Law or interpretations thereof, (v) changes in applicable accounting principles, including GAAP, (vi) the execution and delivery, announcement, or pendency of the Transactions contemplated by this Agreement (including, if effected, the Reverse Stock Split), including without limitation the impact thereof on relationships, contractual or otherwise, of the Company and its Subsidiaries (or the Partnership, as applicable) with employees, suppliers, customers, Governmental Authorities, or other third Persons, or on the market prices of the Common Stock, (vii) the taking of any action, or the failure to take any action, by the Company or the Partnership (as applicable) that is required to comply with the terms of this Agreement, or (viii) matters affecting the markets in which the Company and its Subsidiaries, or the Partnership (as applicable), operate generally, except to the extent such event, condition, change, circumstance, development, result, occurrence, fact, or effect adversely and disproportionately negatively impacts the assets, business, results of operations or condition of the Company or its Subsidiaries, or the Partnership (as applicable), as compared to other similarly structured participants operating in the same businesses; and (b) a material impairment on the ability of the Company, or the Partnership (as applicable), to perform its obligations under this Agreement, including consummation of the Transactions.

“Material Contract” has the meaning set forth in Section 4.5(a).

“New Employment Agreements” has the meaning set forth in the Recitals.

“New Long-Term Incentive Plan” means the Company’s 2024 Long-Term Incentive Plan to become effective at Closing.

“Notice of Change of Recommendation” has the meaning set forth in Section 6.2(e)(ii).

“Organizational Documents” means, with respect to any Person that is not an individual, the articles or certificate of incorporation or formation, by-laws, limited partnership agreement, partnership agreement, limited liability company agreement, shareholders agreement, trust agreement or such other organizational documents of such Person.

“Owned Real Property” has the meaning set forth in Section 4.14(c).

“Partnership” has the meaning set forth in the introduction.

“Partnership Disclosure Schedule” means the disclosure schedule in respect of this Agreement, dated as of the date of this Agreement, and delivered by the Partnership to the Company immediately prior to the execution and delivery of this Agreement.

“Partnership Interests” has the meaning set forth in the Recitals.

“Partnership Plans” has the meaning set forth in Section 5.14(a).

“Payoff Letters” has the meaning set forth in Section 3.2(b)(i)(A).

“Permits” means all permits, licenses, registrations, waivers and authorizations with or issued by any Governmental Authority and specifically including any environmental permits (“Environmental Permits”).

“Permitted Encumbrances” means (a) liens for Taxes or assessments that are not yet due and payable or that are being contested in good faith by appropriate proceedings for which appropriate reserves have been established; (b) Encumbrances to secure payments of workmen’s compensation and other payments, unemployment and other insurance, old-age pensions or other social security obligations; (c) workmen’s, repairmen’s, warehousemen’s, vendors’, mechanics’ or carriers’ liens or other similar liens imposed by Applicable Law, arising in the ordinary course of business and securing sums that are not yet due, and for which appropriate reserves have been established (but if and only if GAAP requires the establishment of a reserve for such lien); (d) statutory liens to secure obligations to landlords, lessors or renters under leases or rental agreements; and (e) defects of title, easements, rights of way, covenants, restrictions and other similar Encumbrances with respect to real property, or other minor liens that have arisen in the ordinary course of the Company’s business, not materially interfering with the use or value of such real property.

“Person” means any individual, corporation, company, partnership (limited or general), limited liability company, joint venture, association, trust, estate or other entity.

“Personal Data” means a natural person’s name, street address, telephone number, e-mail address, photograph, social security number, driver’s license number, passport number, or customer or account number, or any other piece of information that allows the identification of a natural person.

“Plan” means each employee benefit plan (as defined in Section 3(3) of ERISA) and each other anniversary, compensation, bonus (including annual and long-term bonus plans), incentive, deferred compensation, stock purchase, restricted stock, performance unit, phantom stock, profit participation, capital appreciation, pension, profit sharing, retirement (whether qualified or nonqualified), option, equity or equity-based, employment, consulting, unemployment, change of control, retention, severance, reduction-in-force, termination pay or similar plan, program, policy, practice, arrangement or agreement, and each health, life, medical, dental, disability, workers’ compensation, sick leave, vacation, cafeteria plan, educational assistance, or employee loan plan, or other welfare or employee benefit insurance, paid time off, or fringe benefit plan, program, policy, practice, arrangement or agreement, whether or not subject to ERISA or any Applicable Laws within or outside of the United States, and whether or not legally enforceable.

“Proceedings” means legal, administrative, arbitral or other proceedings, claims, suits, actions or investigations, audits or inquiries of any nature instituted by, before or on behalf of any Governmental Authority or arbitrator.

“Proxy Statement / Prospectus” has the meaning set forth in Section 6.3(a).

“Qualified Plan” or “Qualified Plans” has the meaning set forth in Section 4.11(c).

“Qualifying Change of Recommendation” has the meaning set forth in Section 6.2(b)(ii)(A).

“Representatives” has the meaning set forth in Section 6.2(a)(i).

“Representatives’ Losses” has the meaning set forth in Section 9.2.

“Registration Statement” means the Registration Statement on Form S-4 to be filed by the Company registering the Exchange Shares as set forth in Section 6.3(a).

“Reverse Stock Split” has the meaning set forth in Section 2.5.

“Reverse Stock Split Proposal” has the meaning set forth in Section 2.5.

“Reverse Stock Split Ratio” has the meaning set forth in Section 2.5.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” has the meaning set forth in Section 4.4(a).

“Shareholder-Related Claim” means any claim or threatened claim by any Company Shareholder or former shareholder of the Company, any holder or former holder of Company Options or Warrants or (except with respect to subsection (v) below) any other Person, seeking to assert, or based upon (i) ownership or rights to ownership of any equity securities of the Company, (ii) any rights of a Company Shareholder, including any option, preemptive rights, or rights to notice or to vote and any claim that any formulas, definitions or provisions related to the Exchange Consideration are incorrect, (iii) any rights under the Company Charter, or (iv) any claim that his, her or its equity securities were wrongfully repurchased by the Company or (v) any alleged action or failure to act on such Person’s behalf by the Partnership Representatives.

“Shares” means shares of Common Stock issued and outstanding immediately prior to the Effective Time (other than any treasury shares or shares held by the Company, the Partnership or any of their Affiliates).

“Subsidiary” of a Person means any other Person fifty percent (50%) or more of the voting stock (or of any other form of other voting or controlling equity interest in the case of a Person that is not a corporation) of which is beneficially owned by the Person directly or indirectly through one or more other Persons.

“Superior Proposal” means any unsolicited bona fide written Acquisition Proposal (with the percentages set forth in the definition of such term changed from twenty-five (25%) to fifty-one percent (51%)) that would result in a Person or group, other than the Partnership or any of its Subsidiaries or controlled Affiliates, becoming the beneficial owner of, directly or indirectly, fifty-one percent (51%) of the total voting power of the equity securities of the Company (or of the surviving entity in a merger involving the Company, as applicable) or fifty-one percent (51%) of the total assets of the Company that the Company Board has determined in good faith, after consultation with outside legal counsel and its financial advisor that (a) if consummated, would result in a transaction more favorable to the Company Shareholders from a financial point of view than the Transactions, and (b) is reasonably likely to be consummated on the terms proposed. Notwithstanding anything to the contrary in this Agreement, no Acquisition Proposal will be deemed to constitute a Superior Proposal for any purpose under this Agreement if the Acquisition Proposal resulted or arose, directly or indirectly, from a material breach of Section 6.2.

“Surplus Amount” means as of the close of business on the second trading day before the Closing Date the amount by which the Company’s cash and cash equivalents are greater than the Cash Amount.

“Tail Period” has the meaning set forth in Section 6.11(b).

“Tax” or “Taxes”, as applicable, means any federal, state, county, municipal, local or foreign tax (including any Transfer Tax), charge, fee, levy, impost, duty or other assessment, including income, gross receipts, premium, escheat, abandoned and unclaimed property, real property, personal property, sales, use, license, excise, franchise, employment, payroll, withholding, recording, severance, documentary, stamp, occupation, windfall profits, alternative or add-on minimum, ad valorem, estimated, value added, transfer or excise tax, or any other tax, custom, duty, governmental fee or other like assessment or charge, including, in all cases, any estimated payments or pre-payments relating thereto and any interest, penalties and additions imposed thereon or with respect thereto, whether disputed or not.

“Tax Authority” means any Governmental Authority having jurisdiction over the assessment, determination, collection or other imposition of any Tax.

“Tax Return” means all returns, declarations, reports, statements, estimates, information returns or statements and other forms and documents (including all schedules, exhibits, and other attachments thereto) filed or required to be filed with any Tax Authority in connection with the calculation, determination, assessment or collection of any Taxes.

“Termination Date” has the meaning set forth in Section 8.1(a)(v).

“Trading Price” shall mean the average closing price of the Common Stock on the Nasdaq Capital Market for the five consecutive trading days beginning on the fifth trading day before this Agreement is first publicly announced and ending on the first trading day before the date this Agreement is first publicly announced, subject to adjustment for stock splits, reverse stock splits and similar recapitalizations.

“Transaction Documents” means (i) this Agreement and (ii) the Letters of Transmittal (including in each case, any and all exhibits, schedules and attachments to such documents and, without duplication, any other documents executed or delivered therewith) in each case, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Transactions” means, subject to the terms and conditions of this Agreement, the Exchange and the other transactions contemplated hereby and by the other Transaction Documents.

“Transfer Agent” means American Stock Transfer & Trust Company, LLC.

“Treasury Regulations” means regulations promulgated under relevant provisions of the Code.

“Unpaid Transaction Expenses” means all Company Transaction Expenses that have not been paid at or prior to the Closing Date.

Article II
EXCHANGE

Section 2.1 Agreement to Exchange. At the Effective Time, and upon the terms and subject to the conditions of this Agreement and the applicable provisions of the DGCL, the Company shall issue shares of its Common Stock as specified in Section 3.1 in exchange for all Partnership Interests of the Partnership as listed on Schedule 2.1. The “Effective Time” shall be at such time as immediately upon the Closing being fully completed under Section 3.2.

Section 2.2 Effect of the Exchange. At the Effective Time, the effect of the Exchange shall be as provided in this Agreement and the applicable provisions of the DGCL.

Section 2.3 Directors and Officers. At the Effective Time, the directors and officers of the Company will be as set forth in Schedule 2.3.

Section 2.4 Company Charter; Bylaws. At the Effective Time, (a) the Company Charter will be amended and restated as set forth in Schedule 2.4(a) and (b) the Bylaws of the Company will be as set forth in Schedule 2.4(b).

Section 2.5 Reverse Stock Split. If the Company in consultation with the Partnership, determines that in order to further the satisfaction of the closing condition set forth in Section 7.2(c) it is necessary or desirable to include in the Proxy Statement/Prospectus a proposal that the stockholders of the Company approve a reverse stock split proposal authorizing the Board of Directors of the Company, in its discretion, to effect a Reverse Stock Split (as defined below) before or in connection with the Closing (the “Reverse Stock Split Proposal”), then subject to receipt of the requisite Company Shareholder Approval at the Company Shareholders Meeting, if the Company determines to proceed with the Reverse Stock Split, at or before the Effective Time the Company shall cause to be filed with the Secretary of State of the State of Delaware a certificate of amendment to its amended and restated certificate of incorporation, substantially in such form as the Board of Directors of the Company may approve (the “Company Reverse Stock Split Amendment”), pursuant to which, without any further action on the part of the Company or any stockholder of the Company:

(i) a number of shares of Common Stock, based on the reverse stock split ratio set forth in the Company Reverse Stock Split Amendment (the “Reverse Stock Split Ratio”), issued and outstanding immediately before the filing of the Company Reverse Stock Split Amendment will automatically, without any action by the holder thereof, be reclassified and combined into one validly issued, fully paid and non-assessable share of Common Stock, subject to the treatment of fractional share interests as provided in the Company Reverse Stock Split Amendment (the “Reverse Stock Split”); and

(ii) a number of shares of Common Stock, based on the Reverse Stock Split Ratio, held as treasury stock or held or owned by the Company immediately before the filing of the Company Reverse Stock Split Amendment, will each be reclassified and combined into and become one share of Company Common Stock.

(iii) As used in this Agreement, references to “Common Stock” shall, after the effective time of the Reverse Stock Split, refer to post-Reverse Stock Split shares of Common Stock of the Company, and the number of shares of Common Stock to be issued to the Limited Partners of the Partnership pursuant to this Agreement will be adjusted proportionately based on the Reverse Stock Split Ratio.

Article III
EXCHANGE CONSIDERATION

Section 3.1 Exchange Consideration.

(a) At the Closing, the Company shall deliver irrevocable instructions to the Transfer Agent, that 12,284,475 shares of Common Stock, minus (i) the number of shares equal to the quotient obtained by dividing the Surplus Amount, if any, by the Trading Price, or plus (ii) the number of shares equal to the quotient obtained by dividing the Deficit Amount, if any, by the Trading Price (the “Exchange Shares”) shall be transferred, conveyed and delivered, free and clear of all liens and encumbrances, in accordance with written instructions of the Company, to the Limited Partners of the Partnership upon their submission of appropriate Letters of Transmittal. Notwithstanding anything else in this Agreement, in no event shall the number of Exchange Shares be less than the number required so that (i) the number of shares issued to the former Limited Partners of the Partnership is, immediately after the Closing, at least eighty percent (80%) of the total number of (ii) outstanding shares of Company Common Stock.

(b) Concurrently, the Limited Partners Representatives, on behalf of the Limited Partners, shall deliver to the Company documents satisfactory to the Company and its counsel, evidencing the sale, transfer and conveyance of Partnership Interests representing 100% of the legal and beneficial ownership of the Partnership, with such Partnership Interests to be free and clear of all liens and encumbrances.

Section 3.2 The Closing.

(a) Subject to the terms and conditions of this Agreement, the closing of the Exchange (the “Closing”) shall take place no later than five (5) Business Days after the last of the conditions set forth in Article VII is satisfied or waived (other than conditions that relate to actions to be taken, or documents to be delivered, at the Closing), unless another date is agreed to in writing by the parties. The day on which the Closing occurs is referred to as the “Closing Date.” The Closing shall take place at the offices of the Partnership, 5956 Sherry Lane, Suite 1650, Dallas, Texas 75225 unless another place is agreed to in writing by the parties, including without limitation a remote closing.

(b) At the Closing:

(i) The Company shall deliver to the Partnership:

(A) payoff letters for each of the items set forth on Schedule 3.2(b)(i)(A), if any, in form reasonably acceptable to the Partnership (the “Payoff Letters”);

(B) the certificates contemplated by Section 7.2(a) and (b);

(C) all invoices or other supporting documentation evidencing the Unpaid Transaction Expenses;

(D) resignations of each of the directors and officers (except TJ Schaefer and Mark Kawakami) of the Company and each Subsidiary specified by the Partnership in writing at least five (5) Business Days prior to Closing, in each case effective at the Effective Time; and

(E) such New Employment Agreements as have been approved by the Company and duly executed by the Company and each employee of the Partnership set forth on Schedule 3.2(b)(i)(E) who executes and delivers a New Employment Agreement before the Closing.

(ii) The Limited Partners Representatives on behalf of the Limited Partners shall:

(A) deliver to the Company the certificates or other evidence of ownership, assignment and transfer of the Partnership Interests by the Limited Partners, duly executed by the Limited Partners Representatives;

(B) the certificates contemplated by Section 7.3(a) and (b); and

(C) cause or authorize the payment to the parties identified on the invoices delivered in connection with Section 3.2(b)(i)(C), an amount equal to the portion of the Unpaid Transaction Expenses to be paid to such party at the Closing.

Section 3.3 Exchange For Shares.

(a) Prior to receiving any consideration therefor, each holder of Partnership Interests shall have delivered to the Transfer Agent (A) a properly completed and duly executed Letter of Transmittal and if applicable (B) a certificate or certificates that immediately prior to the Effective Time represented the Partnership Interests held by such holder of record (the “Certificates”). Such Letter of Transmittal shall also bind such holder to the provisions of Article IX. Upon surrender of the Certificate (if applicable) to the Transfer Agent, together with such Letter of Transmittal, duly executed, the holder of such Partnership Interests shall be entitled to receive in exchange therefor the aggregate number of shares of Common Stock into which the Partnership Interests represented by such Certificate (if applicable) shall have been exchanged pursuant to Section 3.2(b)(ii)(A). If any portion of the Exchange Consideration is to be paid to a Person other than the Person in whose name the Partnership Interest Certificate (if applicable) so surrendered or a Person in whose name the Partnership Interest is registered, it shall be a condition of exchange that such Certificate shall be properly endorsed or otherwise in proper form for transfer or that the Transfer Agent shall be provided with reasonable evidence of the transfer of such Partnership Interest and that the Person requesting such exchange shall pay any transfer or other Taxes required by reason of the exchange to a Person other than the registered holder of such Partnership Interest. Until surrendered as contemplated by this Section 3.3(a), ownership of Partnership Interests and each Certificate, if applicable, shall be deemed as of the Effective Time to represent only the right to receive, upon receipt of a Letter of Transmittal duly signed and surrender of such Certificate in accordance with this Section 3.3, the aggregate amount of

Exchange Consideration into which the Partnership Interests shall have been converted pursuant to Section 3.2(b)(ii)(a).

(b) Any portion of the Exchange Consideration that remains unclaimed by the Limited Partners one (1) year after the Effective Time shall be remitted to the Company, and the Limited Partners shall thereafter look only to the Company for such payment, without any interest thereon. Further, neither the Partnership or the Company shall be liable to any Limited Partner for any portion of the Exchange Consideration or interest thereon properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Applicable Law.

(c) The Transfer Agent, the Partnership or the Company (as appropriate) shall be entitled to perform any required Tax information reporting regarding Exchange Consideration otherwise payable pursuant to this Agreement to any Limited Partner, and deduct and withhold from consideration otherwise payable pursuant to this Agreement to any Limited Partner such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code, or any provision of state, local or non-U.S. Tax law. To the extent that amounts are so withheld, (i) such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Limited Partner in respect of which such deduction and withholding was made, and (ii) the Transfer Agent, the Partnership or the Company (as appropriate) shall provide to such Limited Partner written notice of the amounts so deducted or withheld.

Article IV
REPRESENTATIONS AND WARRANTIES
OF THE COMPANY

Except as set forth in the Company Disclosure Schedule, the Company hereby represents and warrants to the Partnership as of the date hereof and as of the Closing Date (or, in the case of any representation or warranty that speaks as of a specific date or time, as of such specific date or time) as follows:

Section 4.1 Organization and Related Matters.

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

(b) The Company has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be qualified would not reasonably be expected to have a Material Adverse Effect.

(c) (i) Each Subsidiary of the Company is a duly organized and validly existing corporation, partnership or limited liability company or other legal entity in good standing under the laws of its jurisdiction of organization, (ii) each Subsidiary of the Company is duly qualified to do business and is in good standing in each jurisdiction where its ownership or leasing of property or the conduct of its business requires it to be so qualified, except where the failure to be qualified would not reasonably be expected to have a Material Adverse Effect and (iii) each

Subsidiary of the Company has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted. Section 4.1(c) of the Company Disclosure Schedule sets forth a complete and correct list of each Subsidiary of the Company, together with the jurisdiction of formation and the authorized, issued and outstanding equity securities of such Subsidiary of the Company.

Section 4.2 Capitalization.

(a) As of the date of this Agreement, and as of the Closing with respect to the authorized capital stock of the Company, the authorized capital stock (the “Company Stock”) of the Company consists of (i) 150,000,000 shares of Common Stock, 1,364,940 of which are issued and outstanding as of the date of this Agreement and have been duly authorized and validly issued, are fully paid, non-assessable and free of preemptive rights, and (ii) 20,000,000 shares of Company Preferred Stock, none of which are issued and outstanding. As of the date of this Agreement and as of the Closing, except as set forth above and except as disclosed in Section 4.2(a) of the Company Disclosure Schedule, no shares of capital stock or other voting securities of the Company are issued, reserved for issuance, subject to options or warrants to buy, or outstanding. Section 4.2(a) of the Company Disclosure Schedule shows the capitalization of the Company as of September 30, 2024, including: (i) shares of outstanding Common Stock, and (ii) pre-funded warrants, service and performance warrants, placement agent warrants, preferred investment options, placement agent options, employee options under its 2006 Stock Plan and its 2015 Omnibus Equity Incentive Plan and the 2015 Employee Stock Purchase Plan, in all cases showing the aggregate number of shares of Common Stock covered, exercise price per share, and expiration date or term and whether cashless exercise is permitted. Finally, as of the date of this Agreement and as of the Closing, except as disclosed in Section 4.2(a) of the Company Disclosure Schedule or as permitted pursuant to Section 6.1, there are no preemptive rights or other outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities, proxies, stock appreciation rights, phantom stock plans or other commitments or agreements of any character relating to the issued or unissued capital stock or other securities or ownership or equity interests of the Company, or otherwise obligating the Company to issue, transfer, sell, purchase, redeem or otherwise acquire any such stock, securities or interests.

(b) Except for the Subsidiaries of the Company and as set forth on Section 4.2(b) of the Company Disclosure Schedule, the Company does not beneficially own, directly or indirectly through one or more other Persons, any voting stock of any other Person. Each of the outstanding shares of capital stock or other securities, or ownership interests of each of the Company’s Subsidiaries, have been duly authorized and validly issued and are owned by the Company or a direct or indirect wholly-owned Subsidiary of the Company free and clear of any Encumbrances, other than Permitted Encumbrances. There are no preemptive rights or other outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities, proxies, stock appreciation rights, phantom stock plans or other commitments or agreements of any character relating to the issued or unissued capital stock or other securities or ownership or equity interests of the Company’s Subsidiaries, or otherwise obligating the Company’s Subsidiaries to issue, transfer, sell, purchase, redeem or otherwise acquire any such stock, securities or interests.

(c) There are no voting trusts or other voting or similar agreements or understandings to which the Company, any Company Shareholder or any of the Company’s Subsidiaries is a party with respect to the voting of the Company Stock or the capital stock or other securities of any of the Company’s Subsidiaries. There are no bonds, debentures, notes or other indebtedness of the Company or any of its Subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of the Company Stock or the capital stock or other securities of any of the Company’s Subsidiaries may vote.

Section 4.3 Authority, No Violation; Consents and Approvals.

(a) The Company and each of its Subsidiaries has all requisite power and authority to execute and deliver this Agreement and each of the Transaction Documents to which it is a party and, subject to the other items set forth in paragraph (b) below, to consummate or cause to be consummated the Transactions to which it is or will be a party and to perform its obligations hereunder and thereunder. Except for the Company Shareholder Approval, the execution and delivery of this Agreement and the Transaction Documents to which the Company is a party and the consummation of the Transactions to which each of them is a party have been duly and validly approved by all necessary action on the part of the Company and each Subsidiary. This Agreement has been, and each Transaction Document, when executed and delivered by the Company or any Subsidiary, as applicable, will be, duly and validly executed and delivered by the Company and any such Subsidiary, as applicable, and (assuming due authorization, execution and delivery by the other parties hereto or thereto), this Agreement and each Transaction Document constitutes or will constitute a valid and binding obligation of the Company and each Subsidiary party thereto, enforceable against such party in accordance with its or their terms, except as such enforcement may be limited by (i) the effect of bankruptcy, insolvency, reorganization, receivership, conservatorship, arrangement, moratorium or other laws affecting or relating to the rights of creditors generally, or (ii) the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(b) Except (i) as disclosed in Section 4.3(b) of the Company Disclosure Schedule, and (ii) for receipt of the Company Shareholder Approval, the filing of amendments to the Company’s Charter Documents and amendments to the Organizational Documents contemplated by the Transaction Documents, such filings as may be required under applicable securities laws, the effectiveness of the Registration Statement and the continued listing of the Company Common Stock (including the Exchange Shares) on Nasdaq, the execution and delivery of the Transaction Documents by the Company and any Subsidiary that is a party thereto, and the consummation of the transactions contemplated thereby by the Company or such Subsidiary do not and will not (i) violate or conflict with any of the provisions of the Organizational Documents of any of the Company and its Subsidiaries, (ii) materially violate, conflict with, result in a material breach of any provision of or the loss of any benefit under, constitute a material default (or an event which, with or without notice or lapse of time or both would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by or rights or obligations under, or result in any charge, penalty, fee or the creation of any Encumbrance (other than a Permitted Encumbrance) on any property or asset of the Company or its Subsidiaries under, any Contract or (iii) contravene any Applicable Law in any material respect.

(c) Except for (i) the Company Shareholder Approval, the effectiveness of the Registration Statement and approvals from Nasdaq for the continued listing of the Company Common Stock (including the Exchange Shares) on Nasdaq, the filing of amendments to the Company’s Charter Documents and amendments to the Organizational Documents contemplated by the Transaction Documents, such filings as may be required under applicable securities laws, and such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings which, if not obtained or made, would not have a Material Adverse Effect on the Combined Company, and (ii) such consents, approvals and notices as are set forth in Section 4.3(c) of the Company Disclosure Schedule, none of the Company or any of its Subsidiaries is required to obtain any consents or approvals of or make any filings, declarations or registrations with any Governmental Authority in connection with (i) the execution and delivery by the Company or its Subsidiaries of this Agreement or any other Transaction Document, or (ii) the consummation by the Company or its Subsidiaries of the Transactions.

(d) The Company Board, by resolutions duly adopted and not subsequently rescinded or modified, has (A) approved this Agreement, including the execution, delivery and performance thereof, and the consummation of the Transactions upon the terms and subject to the conditions set forth herein, (B) directed that the matters included in the Company Shareholder Approval be submitted to the Company Shareholders for approval at the Company Shareholders Meeting to be held in accordance with the DGCL and (C) resolved to recommend that the Company Shareholders vote in favor of adoption of the proposals at the Shareholder Meeting in accordance with the DGCL.

(e) The Company has made available to the Partnership complete and correct copies of the Company’s and each of its Subsidiary’s Organizational Documents, each as amended to the date of this Agreement, and each as so delivered is in full force and effect.

(f) Section 4.3(f) of the Company Disclosure Schedule sets forth a true and correct list of each director and officer of the Company and each of its Subsidiaries as of the date of this Agreement.

Section 4.4 SEC Reports; Financial Statements; Absence of Liabilities.

(a) The Company has timely filed or furnished, except where the failure to do so would not have a Material Adverse Effect, all reports, statements, schedules, certifications and other documents required to be filed or furnished by the Company with the SEC since the Applicable Date (all such forms, reports, statements, schedules, certifications, exhibits and other information incorporated therein, and other documents, collectively, the “Company SEC Documents”). As of their respective dates, or, if amended, as of the date of the filing of the last such amendment, each of the Company SEC Documents complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and/or the Sarbanes-Oxley Act of 2002, as applicable, each as in effect on the date so filed. As of the respective dates they were filed, except to the extent that information in any Company SEC Document has been revised or superseded by a Company SEC Document, none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b) The consolidated financial statements of the Company and its consolidated Subsidiaries (including any related notes thereto) that are included in the Company SEC Documents (i) comply in all material respects with the published rules and regulations of the SEC applicable thereto, (ii) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved and (iii) fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries at the respective dates thereof and the consolidated results of their operations, changes in cash flows and stockholders’ equity for the periods indicated subject, in the case of unaudited financial statements, to normal and recurring year-end adjustments.

(c) The Company maintains a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) as required by Rule 13a-15 under the Exchange Act and sufficient to provide reasonable assurances regarding the reliability of financial reporting for the Company and its Subsidiaries. The Company maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to provide reasonable assurance that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure. The Company has disclosed to its auditors and the audit committee of the Company Board, based on the most recent assessment of the effectiveness of the Company’s internal controls over financial reporting, (i) any significant deficiency or material weakness and (ii) any fraud, whether or not material, that involved management or other employees who have a significant role in the Company’s internal control over financial reporting. To the Knowledge of the Company, at December 31, 2023, there were no material weaknesses in such internal control over financial reporting. As of the date hereof, nothing has come to the attention of the Company that has caused the Company to believe that there are any material weaknesses in such internal control over financing reporting.

(d) There are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to any Company SEC Documents and the Company has not been notified in writing or otherwise by the SEC that any of the Company SEC Documents is the subject of ongoing formal, informal or voluntary SEC review or investigation. There are no pending, and since the Applicable Date, except as publicly available on the SEC’s website, neither the Company nor its Subsidiaries has received any, oral or written correspondence from the SEC staff with respect to any accounting or financial matters or otherwise in respect of the consolidated financial statements of the Company.

(e) Except for liabilities (a) reflected or reserved against in the Company’s consolidated balance sheet as at December 31, 2023 (or the notes thereto) or in any balance sheet (or notes thereto) included in any subsequent Company SEC Documents or (b) incurred in the ordinary course of business since September 30, 2024 consistent with past practice, neither the

Company nor its Subsidiaries have any liabilities or obligations of any nature that would be required to be reflected on the Company’s consolidated balance sheet (or the notes thereto) in accordance with GAAP. Neither the Company nor any of its Subsidiaries maintains any undisclosed “off-balance sheet arrangement” within the meaning of Item 303 of Regulation S-K under the Securities Act.

Section 4.5 Material Contracts.

(a) Except as set forth in Section 4.5(a) of the Company Disclosure Schedule, as of the date hereof neither the Company nor any of its Subsidiaries has entered into or is bound by any of the following types of Contracts that are in effect as of the date of this Agreement and have not been fully performed (each a “Material Contract”):

(i) any Contracts with any Affiliate of the Company or its Subsidiaries;

(ii) any Contracts relating to any Indebtedness;

(iii) any Contracts under which the Company or any of its Subsidiaries is obligated to make, directly or indirectly, any capital contribution to, or other investment in, any Person in any amount;

(iv) any Contracts prohibiting or restricting in any material respect the ability of the Company or any of its Subsidiaries to conduct business in any geographical area, to solicit clients or to compete with any Person;

(v) any Contracts that provide for earn-outs or other similar contingent obligations to be paid by the Company or any of its Subsidiaries;

(vi) any Contracts for the Company’s or any Subsidiary’s purchase of materials, supplies, products or services, involving annual payments in excess of $25,000 in any year;

(vii) any joint venture, strategic alliance, partnership or similar Contract involving a sharing of profits or expenses or payments based on revenues or profits of the Company or any of its Subsidiaries;

(viii) any Contract with any Governmental Authority;

(ix) any Contract under which (A) the Company or any of its Subsidiaries is granted rights by others in any Intellectual Property that is material to the Company’s business (other than (x) commercial off-the-shelf software with an aggregate annual cost of less than $25,000 or (y) agreements with the Company’s or any of its Subsidiary’s employees or contractors entered into in the ordinary course of business) or (B) the Company or any of its Subsidiaries has granted rights to others in Intellectual Property (other than customer agreements entered into in the ordinary course of business);

(x) any Contracts between or among the Company or any Subsidiary and a third party, including joint and several undertakings and/or guarantees for the benefit of a third party, pursuant to which the Company or any Subsidiary has guaranteed or may otherwise be primarily or secondarily liable in respect to any obligation or liability owed to or for the benefit of a third party;

(xi) any Contracts between the Company or any Subsidiary, on the one hand, and any Company Shareholder or any Affiliate of any Company Shareholder (other than the Company or any of its Subsidiaries) or any officer or director of the Company or any Subsidiary, on the other hand;

(xii) indemnification agreements, undertakings and obligations of the type described at Section 6.11(a);

(xiii) (i) any Contract with any third party administrator and any Contract pursuant to which the Company or any of its Subsidiaries provides services to a third party and (ii) any Contract with any other service provider that involves annual service fees in excess of $25,000;

(xiv) any Contract (or series of related Contracts) since the Applicable Date that has not been fully performed providing for the acquisition or disposition of any material lines of business, business enterprise or material assets of or by the Company or any of its Subsidiaries;

(xv) Contracts relating to any Proceeding or settlement agreement to which the Company or any of its Subsidiaries is a party, other than claim related settlements within policy limits entered into in the ordinary course of business;

(xvi) any management, consulting, independent contractor, employment, severance, bonus or similar agreement with any Company Employees or current independent contractors providing services to the Company;

(xvii) any Contract that involves annual payments in excess of $25,000 that is not terminable on notice of ninety (90) or fewer calendar days without penalty or premium;

(xviii) any real property lease, sublease or similar Contract;

(xix) any Contract that contains any “change of control” or similar term or provision that may be triggered, breached or violated by the Company’s entering into this Agreement and consummating the Transactions; and

(xx) each Contract entered into prior to the date hereof that is required to be filed by the Company with its Company SEC Documents during the Applicable Period as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act, to the extent not so filed by the Company with its Company SEC Documents.

(b) Each Material Contract is valid, binding and in full force and effect, and is enforceable against the Company or its Subsidiaries, as the case may be, and, to the Knowledge of the Company, each other party thereto in accordance with its terms, except as such enforcement may be limited by (i) the effect of bankruptcy, insolvency, reorganization, receivership, conservatorship, arrangement, moratorium or other laws affecting or relating to the rights of creditors generally, or (ii) the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in equity or at law. Each of the Company and its Subsidiaries has duly performed all of its material obligations under each such Material Contract to the extent that such obligations have accrued. There are no existing material defaults (or circumstances, occurrences, events or acts that, with the giving of notice or lapse of time or both that would reasonably be expected to become material defaults) of the Company or its Subsidiaries or any other party thereto, under any Material Contract. The Company has made available to the Partnership prior to the date hereof complete copies of all Material Contracts.

Section 4.6 No Broker. Except for Roth Capital Partners, neither the Company nor its Subsidiaries has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees or investment banking or financial advisory fees in connection with the Transactions.

Section 4.7 Legal Proceedings. Except as set forth in Section 4.7 of the Company Disclosure Schedule, as of the date of this Agreement:

(a) there are no material Proceedings that are pending or, to the Knowledge of the Company, threatened in writing against or relating to the Company or any of its Subsidiaries, that are or are reasonably expected not to be within applicable insurance policy limits;

(b) there are no material Proceedings that are pending or, to the Knowledge of the Company, threatened against or relating to the Company or any of its Subsidiaries, and neither the Company nor any of its Subsidiaries are subject to any outstanding order, in each case, that as of the date of this Agreement (i) challenge or seek to enjoin, alter or materially delay the consummation of the Transactions or (ii) would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; and

(c) there are no material Proceedings pending or, to the Knowledge of the Company, threatened against any director, officer or employee of the Company in respect of which the Company has or would have the obligation to indemnify a director, officer or employee.

Section 4.8 Compliance with Applicable Law; Permits.

(a) (i) The Company and its Subsidiaries are, and since the Applicable Date have been, in compliance in all material respects with all Applicable Laws except for such non-compliance as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and except that if any representation or warranty contained in this Article IV with respect to the Company’s and its Subsidiaries’ compliance with any particular areas of Applicable Law is qualified by the Company’s Knowledge, then the representation and warranty set forth in this Section 4.8(a) shall be deemed qualified by Knowledge with respect to such particular area of Applicable Law to the same extent as set forth in such other representation and warranty; (ii) since the Applicable Date, the Company and its Subsidiaries have not received any notices, complaints or other communications (in writing or, to the Knowledge of the Company, otherwise) from any Person, or been subject to any order, regarding any actual or alleged material violation of any Applicable Law; and (iii) no material Proceedings have been filed, or to the Knowledge of the Company, threatened, against the Company and its Subsidiaries alleging a material violation of any Applicable Law.

(b) The Company and its Subsidiaries hold, own or possess all material Permits necessary for the lawful ownership, operation and use of the material properties and assets and the conduct of the businesses of the Company and its Subsidiaries as currently conducted, and the Company and its Subsidiaries are in compliance with their respective material obligations under such Permits, in each case except where failure to have such Permits would not reasonably be expected to result in a Material Adverse Effect. Section 4.8(b) of the Company Disclosure Schedule sets forth a true and complete list of all material Permits held by the Company and each of its Subsidiaries, including (i) the jurisdiction in which the Permit is held and (ii) if not reasonably apparent from the Permit, the purpose of such Permit. None of such Permits has been revoked, suspended, restricted, cancelled, modified, impaired or non-renewed, and no statement or notice regarding any violation or failure to comply with, or intention to revoke, suspend, restrict, cancel, modify, impair or fail to renew, any such Permit has been received in writing during the Applicable Period by any of the Company or its Subsidiaries; provided, however, that this Section 4.8(b) shall not apply to any matter related to Taxes, which shall be governed by Section 4.10.

(c) Except as set forth in Section 4.8(c) of the Company Disclosure Schedule, since the Applicable Date the Company and its Subsidiaries have complied in all material respects with their obligations to submit all filings required to be submitted by the Company and its Subsidiaries with any Governmental Authority except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. All such filings were in compliance in all material respects with Applicable Law when filed or as amended or supplemented, and no material deficiencies have been asserted in writing or, to the Knowledge of the Company, orally, by any Governmental Authority with respect to such filings that have not been resolved to the satisfaction of such Governmental Authority.

(d) Neither the Company nor any of its Subsidiaries or, to the Knowledge of the Company, any other Persons acting on their behalf has, (i) used any corporate or other funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity to government officials, candidates or members of political parties or organizations, or established or maintained any unlawful or unrecorded funds in violation of Section 104 of the United States Foreign Corrupt Practices Act of 1977, as amended, or any other similar Law, (ii) paid, accepted or received any unlawful contributions, payments, expenditures or gifts, or (iii) violated or operated in noncompliance with any export restrictions, anti-boycott regulations, embargo regulations or other similar Applicable Laws.

Section 4.9 Insurance Coverage. Section 4.9 of the Company Disclosure Schedule sets forth a list, as of the date hereof, of each insurance policy currently in effect covering the Company or its Subsidiaries or any of their assets, properties or employees, together with a description of the coverage and the annual premium for the immediately prior year. Each such insurance policy is in full force and effect, all premiums due and payable thereon have been paid and none of the Company nor its Subsidiaries has received written notice from any insurer or agent of any intent to cancel any such insurance policy. The Company and its Subsidiaries have complied in all material respects with the terms and provisions of such insurance policies to the extent affecting the Company or its Subsidiaries. There is no claim over $10,000 by the Company or its Subsidiaries pending under any of such policies with respect to the Company or any of its Subsidiaries as to which coverage has been denied or disputed by the underwriters of such policies.

Section 4.10 Taxes.

(a) Except as set forth on Section 4.10(a) of the Company Disclosure Schedule, all Tax Returns of the Company and its Subsidiaries that are required by Applicable Law to have been filed have been duly and timely filed (taking into account applicable extensions), and all such Tax Returns are true, correct and complete in all material respects. The Company has paid (or caused to be paid) all Taxes required to have been paid (whether or not shown as due on such Tax Returns). The amount of liabilities of the Company and its Subsidiaries for unpaid Taxes attributable to all Tax periods ending on or before the Closing Date does not, in the aggregate, exceed the sum of (i) the amount of accruals and/or reserves for Taxes (excluding reserves for deferred Taxes) reflected on the most recent consolidated financial statements, and (ii) the accruals and reserves for unpaid Taxes as adjusted for the passage of time through the Closing Date.

(b) No jurisdiction in which the Company or any of its Subsidiaries has not filed a particular type of Tax Return has asserted that it is required to file such Tax Return in such jurisdiction.

(c) Except as set forth in Section 4.10(c) of the Company Disclosure Schedule, there are no claims, assessments or Proceedings proposed, pending or, to the Knowledge of the Company, threatened by any Tax Authority against the Company or any of its Subsidiaries concerning the Tax liability of such entity. No closing agreements, private letter rulings, technical advice memoranda or similar agreements or rulings relating to Taxes have been requested, entered into or issued by any Governmental Authority with or with respect to the Company.

(d) There are no outstanding agreements or waivers extending the statutory period of limitation applicable to any Tax assessment or deficiency with respect to the Company or any of its Subsidiaries, and the Company and its Subsidiaries have not requested any extension of time within which to file any Tax Return, which Tax Return has not yet been filed.

(e) All Taxes required to be withheld, collected or deposited by or with respect to the Company or its Subsidiaries have been timely withheld, collected or deposited, as the case may be, and, to the extent required, have been paid to the relevant Tax Authority, and the Company and its Subsidiaries have complied in all material respects with all Tax information reporting requirements.

(f) None of the assets of the Company or its Subsidiaries is subject to any lien for Taxes other than Permitted Encumbrances.

(g) Neither the Company nor any of its Subsidiaries has ever been a member of an affiliated, consolidated, combined, or unitary group for any Tax purpose, other than the affiliated group of which the Company is the common parent.

(h) The Company is not a “United States real property holding corporation” within the meaning of Section 897 of the Code.

(i) Except as set forth in Section 4.10(i) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has any liability for Taxes of any other Person, by contract, or, to the Knowledge of the Company, by operation of law or otherwise. Neither the Company nor any of its Subsidiaries is party to any Tax sharing, indemnity, or allocation agreement that is currently in effect (other than general indemnity agreement obligations that do not explicitly govern Taxes).

(j) Within the past three years, neither the Company nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify for tax-free treatment under Code Section 355.

(k) Neither the Company nor any of its Subsidiaries is or has been a party to any “listed transaction” as defined in Code Section 6707A(c)(1) and Treasury Regulation Section 1.6011-4(b)(2).

(l) Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting (or the use of an incorrect method of accounting) for a taxable period ending on or before the Closing Date, (ii) “closing agreement” as described in Code Section 7121 (or any corresponding provisions of state, local or non-U.S. Tax law) executed on or prior to the Closing Date, (iii) installment sale or open transaction disposition made on or prior to the Closing Date, or (iv) prepaid or deposit amount received, or deferred revenue accrued, on or prior to the Closing Date.

(m) Except as set forth in Section 4.10(m) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in any country other than the country in which it was established.

(n) Except as set forth in Section 4.10(n) of the Company Disclosure Schedule, during the Applicable Period, the Company has not (i) owned a membership interest in any limited liability company or (ii) been a member of any partnership or joint venture.

(o) The Company has disclosed on its federal Income Tax Returns all positions taken therein that would give rise to a substantial understatement of federal Income Tax within the meaning of Section 6662 of the Code.

(p) To the Knowledge of the Company, there is no unclaimed property or escheat obligation with respect to property or other assets held or owned by the Company or any of its Subsidiaries.

Section 4.11 Employees; Employee Benefit Plans; ERISA.

(a) Benefit Plans. Section 4.11(a) of the Company Disclosure Schedule contains a complete and accurate list of each Plan (including each of the Existing Employment Agreements) that the Company, its Subsidiaries, or any of their ERISA Affiliates sponsors or maintains, or under which the Company, its Subsidiaries, or any of their ERISA Affiliates, has any liability or obligation, whether direct or indirect, and whether contingent or otherwise, for the benefit of, or relating to, any present or former employee, officer, consultant, leased employee, independent contractor, or non-employee director or any of their dependents, survivors, or beneficiaries (collectively, the “Company Plans”). The Company has made available or delivered to the Partnership (or will make available or deliver at the Partnership’s request) (i) a true, correct and complete copy of each Company Plan, including, but not limited to, and formal and informal amendments thereto (and, to the extent the Company Plan is unwritten, an accurate description); (ii) any related trust agreement, insurance policy, services agreement, or other funding instrument with respect to any Company Plans; (iii) true and complete copies of the most recent employee handbooks or similar documents describing such Company Plans; (iv) all non-routine communications received from or sent to the IRS, the Pension Benefit Guaranty Corporation or the U.S. Department of Labor with respect to any Company Plans; (v) a true and complete copy of each most recently filed Form 5500 (including all attached schedules) for each Company Plan (where a Form 5500 is required to be filed with respect to such Company Plan) since the Applicable Date; (vi) true and complete copies of the current summary plan descriptions and summaries of material modifications with respect to Company Plans (where Applicable Law requires such a summary plan description or summaries of material modifications); (vii) the most recent IRS determination, advisory or opinion letter for each Company Plan with respect to which the IRS makes such determinations or advisory or opinion letters; (viii) all material reports submitted within the preceding three (3) years by third-party administrators, actuaries, investment managers, consultants or other independent contractors with respect to Company Plans; and (ix) all memoranda, minutes, resolutions and similar documents describing the manner in which each Company Plan is or has been administered or describing corrections to the administration of a Company Plan.

(b) Absence of Certain Plans. Neither the Company, its Subsidiaries, nor any of their current or former ERISA Affiliates maintains, sponsors, participates in, contributes to, or has in the past maintained, sponsored, participated in or contributed to, or otherwise has any liability under (i) any Plan that is subject to Title IV of ERISA or Section 412 of the Code, (ii) a “multiemployer plan” as such term is defined in Section 3(37) of ERISA, (iii) a “multiple employer plan” as such term is defined in Section 413(c) of the Code, (iv) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA, or (v) a “voluntary employees’ beneficiary association” within the meaning of Section 501(c)(9) of the Code.

(c) Qualified Plans. With respect to each Company Plan that is intended to be a “qualified plan” within the meaning of Section 401(a) of the Code (a “Qualified Plan” or “Qualified Plans”), the IRS has issued a favorable determination, advisory or opinion letter that has not been revoked (a copy of which has been delivered to the Partnership) and no events or circumstances have occurred that would reasonably be expected to result in the disqualification of any such Qualified Plan. All amendments and actions required to bring each Company Plan into conformity with the applicable provisions of ERISA, the Code and other Applicable Law, have been made or taken.

(d) Administration of Company Plans. Each Company Plan complies and has been administered in all material respects in accordance with its own terms and in compliance with all Applicable Laws. All contributions, premiums or payments due under each Company Plan have been paid or, if not yet due, have been properly reflected or accrued on the Company’s financial statements to the extent required. There has occurred no non-exempt “prohibited transaction” (within the meaning of Section 4975 of the Code or Section 406 of ERISA) or breach of any fiduciary duty described in Section 404 of ERISA with respect to any Company Plan that could result in any material liability, direct or indirect, for the Company, its Subsidiaries, or any of their current or former ERISA Affiliates or any stockholder, officer, director, or employee of the Company, its Subsidiaries, or any of their current or former ERISA Affiliates.

(e) No Pending Claims. There are no pending material Proceedings (other than claims for benefits in the ordinary course) by any Governmental Authority or current or former Company Employees against the Company Plans or against the Company or any of its Subsidiaries relating to a Company Plan, nor have there been any such Proceedings since the Applicable Date. Neither the Company nor any Subsidiary is party to a conciliation agreement, consent decree or other agreement or order with any Governmental Authority with respect to employment practices. No Company Plan is, or has been, the subject of an application or filing under, or a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Authority. Each Company Plan that is a “group health plan” (as such term is defined in Section 5000(b)(1) of the Code) has been administered and operated in all respects in compliance with the applicable requirements of Section 601, et seq. of ERISA, Section 4980B of the Code, Section 4980D of the Code and the Patient Protection and Affordable Care Act of 2010, as amended (the “ACA”). The Company and its ERISA Affiliates have offered all “full-time employees,” as defined in Section 4980H(c)(4)(A) of the Code (and their dependents) the opportunity to enroll in minimum essential coverage which is affordable and provides minimum value. Neither the Company nor any of its ERISA Affiliates has received any Letters 226-J from the IRS notifying them that they may be liable for an employer shared responsibility payment under Section 4980H of the Code.

(f) No Retiree Health Care. Neither the Company nor any of its Subsidiaries or their current or former ERISA Affiliates has any liability with respect to any current or former employees, consultants, or independent contractors, or any Plan, except pursuant to the Company Plans. Except as set forth in Section 4.11(f) of the Company Disclosure Schedule, no Company Plan provides for any post-termination or retiree welfare benefits to any individual for any reason, other than as required under Section 4980B of the Code, Part 6 of Title I of ERISA or other similar Applicable Law. With respect to each Company Plan that is an employee welfare benefit plan (within the meaning of Section 3(1) of ERISA), all claims incurred thereunder, are (i) fully insured, or (ii) covered under a contract with a health maintenance organization.

(g) Nonqualified Deferred Compensation. Except as provided in Section 4.11(g) of the Company Disclosure Schedule, any Company Plan that constitutes or contains a nonqualified deferred compensation plan within the meaning of Section 409(A) of the Code (each, a “409A Plan”) complies in form and operation with the requirements of Section 409A of the

Code or is exempt from the application of Section 409A of the Code so as to avoid the imposition of taxation under Section 409A(a)(1) of the Code. Neither the Company nor its Subsidiaries has any obligation with respect to the failure of any 409A Plan to satisfy the foregoing requirements.

(h) Agreements and Plans. Except as provided in Section 4.11(h) of the Company Disclosure Schedule, as of the Closing Date, neither the Company nor any of its Subsidiaries or their current or former ERISA Affiliates shall have any liability or obligations under the Long-Term Incentive Plan, the Existing Employment Agreements or any other Company health and welfare and defined contribution Plans requested by the Partnership to be terminated pursuant to Section 6.10(b).

(i) Parachute Payments. Except as provided in Section 4.11(i) of the Company Disclosure Schedule, neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement, or any termination of employment or service or any other event in connection therewith or subsequent thereto will, individually or together with the occurrence of some other event (i) result in any payment or benefit becoming due or payable, or required to be provided, to any current or former employee, director, independent contractor or consultant, (ii) increase the amount or value of any compensation or benefit otherwise payable or required to be provided to any current or former employee, director, independent contractor, or consultant, (iii) result in the acceleration of the time of payment, vesting, or funding of any such benefit or compensation to any current or former employee, director, independent contractor or consultant, or (iv) result in the forgiveness of any loan made by the Company to any employee or former employee director, independent contractor, or consultant. No amount paid or payable in connection with the transactions contemplated by this Agreement, whether alone or in combination with another event, will, (i) be an “excess parachute payment” within the meaning of Code Section 280G or Code Section 4999 or not be deductible by the Company or its Subsidiaries by reason of Code Section 280G, or (ii) require a “gross-up” payment to any “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1).

(j) Independent Contractors. Section 4.11(j) of the Company Disclosure Schedule contains a true, complete and correct list of the name, service date, compensation rate, and a brief description of the services of each Person that performs or, since January 1, 2022, performed personal services for the Company or any of its Subsidiaries as an independent contractor where payment to such contractor by the Company or its Subsidiaries has exceeded $25,000 for any 12-month period since January 1, 2022. All individuals characterized and treated by the Company or any of its Subsidiaries as independent contractors or consultants during such period are and have been, properly treated as independent contractors under all Applicable Law. Except for eligibility to receive stock options or other equity awards under Company Plans, or as disclosed in Section 4.11(j) of the Company Disclosure Schedule, no independent contractor participates in any Company Plan. To the Knowledge of the Company, no Company Employee is a party to, or is otherwise bound by, any agreement or arrangement, between such Company Employee and any other Person, in each case, that (x) limits the Company Employee’s ability to perform such Company Employee’s duties to the Company or any of its Subsidiaries, or (y) that materially adversely affects the ability of the Company or any of its Subsidiaries to conduct its business in the ordinary course of business.

(k) No Collective Bargaining Agreements. None of the Company nor any of its Subsidiaries is a party to any collective bargaining or other labor union Contracts with respect to the Company Employees, no such collective bargaining agreement is being negotiated by the Company or its Subsidiaries and no campaign or other attempt for recognition has been made by any labor organization with respect to the Company Employees. There is not now pending or threatened any (i) material labor dispute against the Company; (ii) Unfair Labor Practice (as defined in the National Labor Relations Act) charge or complaint against the Company involving any current or former employee before the National Labor Relations Board, any state labor relations board or any other Governmental Authority; (iii) grievance or other claim against the Company involving any Company Employee before any Governmental Authority; or (iv) formal allegations or investigations by a Governmental Authority relating to the misclassification of any current or former employees as independent contractors. No strike, labor dispute, slowdown, concerted refusal to work overtime, or work stoppage against the Company or any of its Subsidiaries is pending, threatened, or reasonably anticipated.

(l) Severance. Except as set forth on Section 4.11(l) of the Company Disclosure Schedule, or as expressly contemplated by this Agreement, (i) none of the Company nor any of its Subsidiaries has any obligation, commitment or liability to pay or provide any severance pay or severance benefits to any current or former Company Employee, (ii) no Company Employee is or will be entitled to any severance payment in connection with the execution of this Agreement and the consummation of the Transactions, and (iii) the services provided by each Company Employee in the U.S. is terminable at the will of the Company or its Subsidiary and any such termination would result in no liability to the Company or any of its Subsidiaries.

(m) Employment. To the Knowledge of the Company, (i) the Company Employees are properly classified under the Fair Labor Standards Act of 1938, as amended, and under any similar state Applicable Law, (ii) the Company is in material compliance and has complied, in all material respects, with all Applicable Laws relating to employment and employment practices, and (iii) neither the Company nor any of its Subsidiaries has failed to pay any of its current or former employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed by them or amounts required to be reimbursed to such individuals.

(n) Visa; Work Permits. Section 4.11(n) of the Company Disclosure Schedule contains a list of all Company Employees who are working in the United States pursuant to a visa or work permit. The Company and, to the Knowledge of the Company, each Company Employee is in compliance in all material respects with all applicable visa and work permit requirements, and no visa or work permit held by a Company Employee will expire during the six (6) month period following the date of this Agreement.

(o) Employee Information. Section 4.11(o) of the Company Disclosure Schedule sets forth a table providing, to the extent permissible by Applicable Law, (i) the name, (ii) the specific entity for whom they provide services, (iii) hiring date, (iv) annual salary, (v) commission and bonus opportunity, (vi) accrued but unused or unpaid vacation/paid time off balances, and (vii) the exempt and non-exempt status of each Company Employee as of the date hereof.

Section 4.12 Intellectual Property.

(a) Section 4.12(a) of the Company Disclosure Schedule sets forth (i) a complete list of all material Intellectual Property owned by the Company or any of its Subsidiaries that is registered with a Governmental Authority, including reasonable identifying information for such Intellectual Property, and (ii) a list of all other material Intellectual Property owned by the Company or any of its Subsidiaries. Section 4.12(a) of the Company Disclosure Schedule also identifies each material agreement to which the Company is a party pursuant to which any Person has been granted any license under, or otherwise has received or acquired any interest in, any material Intellectual Property owned by the Company or any of its Subsidiaries (other than commercial off-the-shelf software). Other than as described in Section 4.12(a) of the Company Disclosure Schedule, no Person other than the Company or its Subsidiaries has any ownership interest, including any rights, title or interest, in such Intellectual Property. The Company and its Subsidiaries own or have a valid and legally enforceable right to use all Intellectual Property necessary to operate the business of the Company and its Subsidiaries in all material respects as it is currently conducted. The right, title or interest of the Company and any of its Subsidiaries in all Intellectual Property owned by the Company and its Subsidiaries that is material to the business of the Company and its Subsidiaries is free and clear of any Encumbrances and free of any restrictions on the Company or its Subsidiaries’ right or ability to use or enforce any such Intellectual Property, in each case, except for Permitted Encumbrances. The Company and its Affiliates have taken commercially reasonable steps to maintain and protect the Intellectual Property owned by the Company and its Subsidiaries that it material to its current business and maintain the confidentiality of all proprietary information and/or trade secrets.

(b) Except as set forth in Section 4.12(b) of the Company Disclosure Schedule, during the Applicable Period, none of the Company or its Subsidiaries has received written notice from any third party alleging any infringement or misappropriation of any Intellectual Property rights of any third party by the Company or any of its Subsidiaries and, to the Knowledge of the Company, neither the Company nor any of its Subsidiaries has infringed upon or misappropriated in any material respect any Intellectual Property rights of any third party. To the Knowledge of the Company, no third party has infringed upon or misappropriated in any material respect any Intellectual Property owned by the Company and its Subsidiaries.

(c) To the Company’s Knowledge, all Internal IT Systems (i) are in good repair and operating condition and are adequate and suitable for the purposes for which they are being used or held for use, (ii) conform in all material respects with their related documentation, and (iii) do not contain any virus that would interfere with the ability to conduct the business of the Company and its Subsidiaries. The Company and its Subsidiaries maintain and follow commercially reasonable disaster recovery, data recovery and business continuity plans and procedures, and conduct regular periodic testing of the foregoing.

(d) None of the source code owned or purported to be owned by the Company or its Subsidiaries has been published, disclosed, or put into escrow by the Company or its Subsidiaries. The Company and its Subsidiaries do not use any open source software or any modification or derivative thereof (i) in a manner that would grant or purport to grant to any Person any rights to or immunities under any of the Intellectual Property, or (ii) under any license requiring the Company or its Subsidiaries to disclose or distribute the source code to any proprietary software, to license or provide the source code to any proprietary software for the purpose of making derivative works, or to make available for redistribution to any Person the source code to any proprietary software at no or minimal charge. The Company and its Subsidiaries are in compliance in all material respects with the obligations under any agreement pursuant to which the Company or its Subsidiaries have obtained the right to use any open source software, except for such noncompliance, if any, as would not have a Material Adverse Effect.

Section 4.13 Privacy.

(a) The Company and its Subsidiaries have taken commercially reasonable steps that are intended to protect the confidentiality, integrity, and security of all of their Internal IT Systems and all information, data, and transactions stored or contained therein or transmitted thereby, including Personal Data and other sensitive information received, collected, created, used, accessed, stored, disclosed, transmitted or otherwise processed by the Company or its Subsidiaries against any unauthorized or improper use, disclosure, access, transmittal, interruption, modification, or corruption. To the Company’s Knowledge, the Company and its Subsidiaries are in compliance in all material respects with Applicable Laws relating to privacy, data protection and the collection and use of Personal Data collected and there are no material Proceedings pending or, to the Knowledge of the Company, threatened against the Company or any Subsidiary in which any violation of any Person’s privacy or Personal Data or data rights has been alleged.

(b) The Company and its Subsidiaries have taken commercially reasonable steps intended to institute or ensure proper information security and eliminate viruses, spyware, bots, keystroke loggers, Trojan horses and any other code designed for malicious purposes from any Internal IT Systems. Commercially reasonable steps include: firewalls, security monitoring, intrusion detection systems, anti-virus protection, patches, required password authentication at login, keeping a verifiable record of all laptops including serial number and name of employee, and periodic security audits.

(c) Section 4.13(c) of the Company Disclosure Schedule sets forth a full and complete list of all material breaches of Personal Data that to the Company’s Knowledge have occurred with respect to all Internal IT Systems since the Applicable Date.

(d) Each of the Company and its Subsidiaries performs computer security vulnerability assessments as their management determines and promptly resolves known deficiencies.

Section 4.14 Properties.

(a) The Company and each of its Subsidiaries has good and valid title to, or otherwise has the right to use pursuant to a valid and enforceable lease, license or similar contractual arrangement, all of its material assets (real and personal, tangible and intangible) and such assets are all of the assets used in and required in connection with the operation of the business of the Company and its Subsidiaries as currently conducted.

(b) Section 4.14(b) of the Company Disclosure Schedule identifies all of the real estate leases and subleases for the real property used or occupied by the Company or any of its Subsidiaries (the “Leases”). Each of the Leases is valid, binding and in full force and effect, and is enforceable against the Company or its Subsidiary that is a party to such Lease and each other party thereto in accordance with its terms, except as such enforcement may be limited by (i) the effect of bankruptcy, insolvency, reorganization, receivership, conservatorship, arrangement, moratorium or other laws affecting or relating to the rights of creditors generally, or (ii) the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in equity or at law. There exists no material default or condition, or any state of facts or event that with the passage of time or giving of notice would constitute a material default, in the performance by the Company or its Subsidiaries or Affiliates of their respective obligations under any of the Leases or, to the Knowledge of the Company, by any other party to any of the Leases. None of the Company or its Affiliates has received any written or, to the Knowledge of the Company, oral communication from the landlord or lessor under any of the Leases claiming that the Company or any of its Subsidiaries or Affiliates is in breach of its obligations under the respective Leases.

(c) Section 4.14(c) of the Company Disclosure Schedule sets forth each parcel of real property, including the owner thereof, which the Company or its Subsidiaries owns (the “Owned Real Property”). Each of the Company and its Subsidiaries, as applicable, has good and valid fee simple title to the Owned Real Property. Each Owned Real Property is free and clear of all Encumbrances (except for Permitted Encumbrances). Neither the Company nor any of its Subsidiaries have entered into any leases, arrangements, licenses or other agreements pursuant to which the Company or its Subsidiaries have contracted to sell or lease all or any portion of the Owned Real Property to a third party. To the Knowledge of the Company, there are neither any actual nor threatened in writing, condemnation or eminent domain proceedings that affect the Owned Real Property or any part thereof, and the Company and its Subsidiaries have not received any notice of such condemnation or eminent domain proceedings from any Governmental Authority.

Section 4.15 Absence of Certain Changes. Except as set forth in Section 4.15 of the Company Disclosure Schedule, since September 30, 2024, (a) the Company and its Subsidiaries have conducted their business in all material respects only in the ordinary course, consistent with past practices, except as contemplated by this Agreement, and (b) there has not occurred any fact, change, circumstance or effect that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Combined Company.

Section 4.16 Environmental Matters. The Company and its Subsidiaries are and since the Applicable Date have been and are in compliance in all material respects with all applicable Environmental Laws. Neither the Company nor any of its Subsidiaries has received written notice of any Proceedings since the Applicable Date, and there are no Proceedings currently pending or, to the Knowledge of the Company, threatened against the Company, its Subsidiaries or their respective assets or property, alleging any material violation of, or material liability under, any Environmental Law. Each of the Company and its Subsidiaries hold, and are in compliance with, all Permits required under applicable Environmental Law for the current operations of the Company and its Subsidiaries.

Section 4.17 Company NASDAQ Listing. The Common Stock has been listed on the Global Market or Capital Market tier of NASDAQ since May 15, 2015; the Common Stock, as of the date hereof, is listed and trades on NASDAQ under the symbol “RKDA”; and the Company is in good standing with NASDAQ and is not the subject of any formal, informal, oral or other notice of deficiency or non-compliance with NASDAQ listing standards.

Section 4.18 Related Party Transactions. No relationship, direct or indirect (including any transaction or series of related transactions, taken as a whole), exists between the Company and any of its Subsidiaries, on the one hand, and any officer, director or other Affiliate (other than the Company or any of its Subsidiaries) of the Company, on the other hand, that is required to be described under Item 404 of Regulation S-K under the Securities Act in the Company SEC Documents, which is not described therein.

Section 4.19 Takeover Statutes. The Company Board has taken or shall have taken all action prior to the Closing, to ensure that no restrictions included in any “fair price”, “moratorium”, “control share acquisition” or other similar antitakeover statute or regulation applicable to the Company, or any anti-takeover provision in the Organizational Documents of the Company, is applicable to the Acquisition or other Transactions.

Section 4.20 Fairness Opinion. The Company Board has received the opinion of Northland Securities addressed to the Company Board to the effect that, based upon and subject to the assumptions, limitations, qualifications and conditions set forth therein, as of the date of such opinion, the Exchange is fair, from a financial point of view, to holders of Common Stock. The Company shall, within two (2) Business Days after the Company receives such final signed fairness opinion or two (2) Business Days from the execution of this Agreement, furnish a signed copy of such final opinion to the Partnership solely for informational purposes.

Section 4.21 Limitations on Representations and Warranties. Except for the representations and warranties specifically set forth in Article IV of this Agreement, any other Transaction Document or any certificate delivered pursuant hereto or thereto, neither the Company, nor any of its Affiliates or its officers, directors, employees, agents, or representatives, nor any other Person, makes or shall be deemed to make any representation or warranty to the Partnership, express or implied, at law or in equity, with respect to the Transactions, and the Company hereby disclaims any such representation or warranty whether by the Company, or any of its Affiliates or its officers, directors, employees, agents, or representatives or any other Person.

Article V
REPRESENTATIONS AND WARRANTIES OF THE PARTNERSHIP

Except as set forth in the Partnership Disclosure Schedule, the Partnership hereby represents and warrants to the Company as of the date hereof and as of the Closing Date (or, in the case of any representation or warranty that speaks as of a specific date or time, as of such specific date or time) as follows:

Section 5.1 Organization and Related Matters. The Partnership is a limited partnership duly organized, validly existing and in good standing under the laws of Texas, and (ii) the Partnership has the power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted; and (iii) the Partnership is duly licensed or qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be qualified would not reasonably be expected to have a Material Adverse Effect.

Section 5.2 Authority; No Violation.

(a) The Partnership has all requisite power and authority to execute and deliver this Agreement and each of the Transaction Documents to which is it a party and to consummate the Transactions to which it is or will be a party and to perform its obligations hereunder and thereunder, subject to the delivery of the Limited Partners Representatives Consent. The execution and delivery of this Agreement and the consummation of the Transactions to which it is a party have been duly and validly approved by all necessary actions on the part of the Partnership including its General Partner (subject to the delivery of the Limited Partners Representatives Consent). No other proceedings on the part of the Partnership are necessary to approve this Agreement and to consummate the Transactions (subject to the delivery of the Limited Partners Representatives Consent). This Agreement has been, and each Transaction Document, when executed and delivered by the Partnership, will be, duly and validly executed and delivered by the Partnership, and, assuming due authorization, execution and delivery by the other parties hereto or thereto, this Agreement and each Transaction Document constitutes or will constitute a valid and binding obligation of the Partnership, enforceable against the Partnership in accordance with its terms, except as such enforcement may be limited by (i) the effect of bankruptcy, insolvency, reorganization, receivership, conservatorship, arrangement, moratorium or other laws affecting or relating to the rights of creditors generally or (ii) the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(b) Neither the execution and delivery of this Agreement or any other Transaction Document by the Partnership, nor the consummation by the Partnership or Acquisition Sub of the Transactions, nor compliance by the Partnership with any of the terms or provisions thereof, will (i) violate any provision of the Organizational Documents of the Partnership or (ii) assuming that the consents and approvals referred to in Section 5.6 are duly obtained, contravene any Applicable Law.

Section 5.3 Partnership Interests.

(a) As of the date of this Agreement and as of the Closing, the Partnership has the Partnership Interests outstanding as shown on Section 5.3 of the Partnership’s Disclosure Schedule. The Partnership Interests represent the entire record and beneficial ownership of all equity interests in the Partnership and there are no pre-emptive or similar rights, options, or other commitments or agreements obligating the Partnership to issue, sell, transfer, purchase, redeem or otherwise acquire or sell any Partnership Interests or other form of equity interest in the Partnership. As of the date of this Agreement and as of the Closing, except as set forth above and except as disclosed in Section 5.3 of the Partnership Disclosure Schedule, no Partnership Interests or other form of equity interest in the Partnership are issued, reserved for issuance, subject to options or warrants to buy, or outstanding.

(b) As of the date of this Agreement and as of the Closing Date, except as described in Section 5.3 of the Partnership Disclosure Schedule, none of the Limited Partners is,

directly or indirectly, the beneficial owner of LP Interests held by any other Limited Partner and as of the Closing Date will not, directly or indirectly, beneficially own any of the Exchange Shares issuable to any other Limited Partner, with beneficial ownership determined in accordance with Rule 13d-3 under the Exchange Act.

Section 5.4 Financial Statements; Books and Records.

(a) The Partnership has furnished copies of its financial statements described in Section 5.4(a) of the Partnership Disclosure Schedule (the “Historical Financial Statements”), including (i) the Partnership’s audited balance sheet as of December 31, 2023, and related statement of operations, statement of partners’ equity and statement of cash flows for the fiscal year ended December 31, 2023, together with the notes thereto, and (ii) the Partnership’s unaudited balance sheet as of September 30, 2024 (the “Balance Sheet Date”), and related condensed statements of operations, condensed statements of changes in equity and condensed statements of cash flows for the comparative nine (9)-month periods ended on September 30, 2024 and 2023, together with the notes thereto (the “Interim Financial Statements” and together with the Historical Financial Statements, the “Financial Statements”).

(b) Except as otherwise disclosed in the notes thereto, and subject in the case of the Interim Financial Statements to the absence of normal and recurring year-end adjustments, the Financial Statements present fairly in all material respects the financial condition of the Partnership as of the respective dates thereof, the cash flows of the Partnership and the operating results of the Partnership for the periods covered thereby, in each case in conformity with GAAP in all material respects, consistently applied and without modification of the accounting principles used in the preparation thereof throughout the periods presented (except as may be indicated in the notes thereto).

(c) The Financial Statements were derived from the books and records of the Partnership, which books and records are accurate and complete in all material respects.

(d) Except for liabilities (a) reflected or reserved against in the Financial Statements or (b) incurred in the ordinary course of business since September 30, 2024 consistent with past practice, the Partnership has no liabilities or obligations of any nature that would be required to be reflected on the Partnership’s balance sheet (or the notes thereto) in accordance with GAAP. The Partnership does not maintain any undisclosed “off-balance sheet arrangement” within the meaning of Item 303 of Regulation S-K under the Securities Act.

(e) The Partnership maintains a system of internal controls over financial reporting designed to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of the financial statements of the Partnership in conformity with GAAP and to maintain accountability of the Partnership’s assets, (iii) access to the Partnership’s assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for the Partnership’s assets is compared with the existing assets at regular intervals and appropriate action is taken with respect to any differences. The Partnership maintains internal controls over financial reporting that provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.

Section 5.5 No Material Adverse Effect; Absence of Changes.

(a) Since the Balance Sheet Date, no Material Adverse Effect on the Partnership has occurred.

(b) Except as set forth on Section 5.5 of the Partnership Disclosure Schedule, since the Balance Sheet Date, the Partnership has conducted its business in the ordinary course consistent with past practices, and other than in the ordinary course of business, the Partnership has not:

(i) made any material change in any method of accounting or accounting policies;

(ii) materially amended, terminated or adopted any Partnership Employee Benefit Plan;

(iii) amended any Material Contract (other than ordinary course, amendments to operating agreements, or extensions or renewals of any Material Contracts in the ordinary course of business);

(iv) instituted or settled any material claim or lawsuit;

(v) sold, leased, exchanged, transferred or otherwise disposed of, or agreed to sell, lease, exchange, transfer or otherwise dispose of, any of the assets of the Partnership except (A) idled assets, (B) dispositions of worn-out or obsolete equipment in the ordinary course of business consistent with past practices, and (C) the sale of hydrocarbons in the ordinary course of business;

(vi) engaged in any transaction with (except pursuant to agreements in effect at the time of this Agreement) and except to the extend disclosed in the notes to the Audited Financial Statements, or entered into any material agreement, arrangement, or understanding with (except pursuant to agreements in effect at the time of this Agreement), directly or indirectly, any of the Partnership’s Affiliates or any Person that holds or owns five percent (5%) or more of the Partnership Interests (or any Affiliate of any such Person);

(vii) entered into any contract or similar agreement to do any of the foregoing.

Section 5.6 Consents and Approvals. Except for such consents, approvals and notices of or to other Governmental Authorities as are set forth in Section 5.6 of the Partnership Disclosure Schedule, the Partnership is not required to obtain any consents or approvals of or make any filings, declarations or registrations with any Governmental Authority in connection with (i) the execution and delivery by the Partnership of this Agreement or any other Transaction Document, or (ii) the consummation by the Partnership of the Transactions. Except as disclosed in Section 5.6 of the

Partnership Disclosure Schedule, the execution and delivery of the Transaction Documents by the Partnership, and the consummation of the transactions contemplated thereby by the Partnership do not and will not (i) violate or conflict with any of the provisions of the Organizational Documents of the Partnership, (ii) materially violate, conflict with, result in a material breach of any provision of or the loss of any benefit under, constitute a material default (or an event which, with or without notice or lapse of time or both would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by or rights or obligations under, or result in any charge, penalty, fee or the creation of any Encumbrance (other than a Permitted Encumbrance) on any property or asset of the Partnership under, any Contract or (iii) contravene any Applicable Law in any material respect. The General Partner of the Partnership, by resolutions duly adopted and not subsequently rescinded or modified, has (A) approved this Agreement, including the execution, delivery and performance thereof, and the consummation of the Transactions upon the terms and subject to the conditions set forth herein, and (B) directed that this Agreement and the transactions contemplated hereby be submitted to the Limited Partners of the Partnership for approval in accordance with Applicable Law. The Partnership has made available to the Company complete and correct copies of the Partnership’s Organizational Documents, each as amended to the date of this Agreement, and each as so delivered is in full force and effect.

Section 5.7 Legal Proceedings. Except as set forth in Section 5.7 of the Company Disclosure Schedule:

(a) there are no material Proceedings that are pending or, to the Knowledge of the Partnership, threatened in writing against or relating to the Partnership, that are or are reasonably expected not to be within applicable insurance policy limits;

(b) there are no material Proceedings that are pending or, to the Knowledge of the Partnership, threatened against or relating to the Partnership, and the Partnership is not subject to any outstanding order that (i) as of the date of this Agreement challenges or seeks to enjoin, alter or materially delay the consummation of the Transactions or (ii) would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; and

(c) there are no material Proceedings pending or, to the Knowledge of the Partnership, threatened against any officer, manager, or general partner of the Partnership in respect of which the Partnership has or would have the obligation to indemnify such Person.

Section 5.8 No Broker. Except as set forth in Section 5.8 of the Partnership Disclosure Schedule, none of the Partnership or any of its Affiliates has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees or investment banking or financial advisory fees in connection with the Transactions.

Section 5.9 Compliance with Applicable Law.

(a) Each of the Partnership and its Affiliates are, and since the Applicable Date have been, is in compliance in all material respects with all Applicable Laws, except for such non-compliance as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and except that if any representation or warranty contained in this Article

V with respect to the Partnership’s compliance with any particular areas of Applicable Law is qualified by Knowledge, then the representation and warranty set forth in this Section 5.9(a) shall be deemed qualified by Knowledge with respect to such particular area of Applicable Law to the same extent as set forth in such other representation and warranty. Since the Applicable Date, the Partnership and its Affiliates have not received any notices, complaints or other communications (in writing or, to the Knowledge of the Partnership, otherwise) from any Person, or been subject to any order, regarding any actual or alleged material violation of any Applicable Law; and no material Proceedings have been filed, or to the Knowledge of the Partnership, threatened, against the Partnership or its Affiliates alleging a material violation of any Applicable Law. The Partnership holds, owns or possesses all material Permits (other than Environmental Permits addressed in Section 5.17) necessary for the lawful ownership, operation and use of the material properties and assets and the conduct of the businesses of the Partnership and its Affiliates as currently conducted, in each case except where failure to have such Permits would not reasonably be expected to result in a Material Adverse Effect. The Partnership and its Affiliates are in compliance with their respective material obligations under such Permits (other than Environmental Permits addressed in Section 5.17). Since the Applicable Date, none of such Permits (other than Environmental Permits addressed in Section 5.17) has been challenged, revoked, suspended, restricted, cancelled, modified, impaired or non-renewed, and no statement or regarding any violation or failure to comply with, or of intention to challenge, revoke, suspend, restrict, cancel, modify, impair or fail to renew any such Permit (other than Environmental Permits addressed in Section 5.17) has been received in writing by the Partnership or any of its Affiliates.

(b) Except as set forth in Section 5.9(b) of the Partnership Disclosure Schedule, since the Applicable Date the Partnership has complied in all material respects with its obligations to submit all filings required to be submitted by the Partnership with any Governmental Authority except for such non-compliance as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. All such filings were in compliance in all material respects with Applicable Law when filed or as amended or supplemented, and no material deficiencies have been asserted in writing or, to the Knowledge of the Partnership, orally, by any Governmental Authority with respect to such filings that have not been resolved to the satisfaction of such Governmental Authority.

(c) Neither the Partnership nor, to the Knowledge of the Partnership, any other Persons acting on its behalf has, (i) used any Partnership or other funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity to government officials, candidates or members of political parties or organizations, or established or maintained any unlawful or unrecorded funds in violation of Section 104 of the United States Foreign Corrupt Practices Act of 1977, as amended, or any other similar Law, (ii) paid, accepted or received any unlawful contributions, payments, expenditures or gifts, or (iii) violated or operated in noncompliance with any export restrictions, anti-boycott regulations, embargo regulations or other similar Applicable Laws.

Section 5.10 Agreements with Governmental Authorities. The Partnership is not subject to any cease-and-desist or other order or enforcement action issued by a Governmental Authority, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive.

Section 5.11 Material Contracts.

(a) Except as set forth in Section 5.11 of the Partnership Disclosure Schedule, as of the date hereof the Partnership has not entered into or is bound by any of the following types of Material Contracts that are in effect as of the date of this Agreement and have not been fully performed:

(i) any Contracts with any Affiliate of the Partnership;

(ii) any Contracts relating to any Indebtedness;

(iii) any Contracts under which the Partnership is obligated to make, directly or indirectly, any capital contribution to, or other investment in, any Person in any amount;

(iv) any Contracts prohibiting or restricting in any material respect the ability of the Partnership to conduct business in any geographical area, to solicit clients or to compete with any Person;

(v) any Contracts that provide for earn-outs or other similar contingent obligations to be paid by the Partnership;

(vi) any Contracts for the Partnership’s purchase of materials, supplies, products or services, involving annual payments in excess of $25,000 in any year;

(vii) any joint venture, strategic alliance, partnership or similar Contract involving a sharing of profits or expenses or payments based on revenues or profits of the Partnership;

(viii) any Contract with any Governmental Authority;

(ix) any Contract under which (A) the Partnership is granted rights by others in any Intellectual Property that is material to the Partnership’s business (other than (x) commercial off-the-shelf software or (y) agreements with the Partnership’s employees or contractors entered into in the ordinary course of business) or (B) the Partnership has granted rights to others in Intellectual Property (other than customer agreements entered into in the ordinary course of business);

(x) any Contracts between or among the Partnership or any Subsidiary and a third party, including joint and several undertakings and/or guarantees for the benefit of a third party, pursuant to which the Partnership or any Subsidiary has guaranteed or may otherwise be primarily or secondarily liable in respect to any obligation or liability owed to or for the benefit of a third party;

(xi) any Contracts between the Partnership, on the one hand, and any Limited Partner or any Affiliate of any Limited Partner or any officer of the Partnership, on the other hand;

(xii) (i) any Contract with any third party administrator and any Contract pursuant to which the Company or any of its Subsidiaries provides services to a third party and (ii) any Contract with any other service provider that involves annual service fees in excess of $25,000;

(xiii) any Contract (or series of related Contracts) since the Applicable Date that has not been fully performed providing for the acquisition or disposition of any material lines of business, business enterprise or material assets of or by the Company or any of its Subsidiaries;

(xiv) Contracts relating to any Proceeding or settlement agreement to which the Company or any of its Subsidiaries is a party, other than claim related settlements within policy limits entered into in the ordinary course of business;

(xv) indemnification agreements, undertakings and obligations of the type described at Section 6.11(a);

(xvi) any management, consulting, independent contractor, employment, severance, bonus or similar agreement with any Partnership employees or current independent contractors providing services to the Partnership;

(xvii) any Contract that involves annual payments in excess of $25,000 that is not terminable on notice of ninety (90) or fewer calendar days without penalty or premium;

(xviii) any real property lease, sublease or similar Contract; and

(xix) any Contract that contains any “change of control” or similar term or provision that may be triggered, breached or violated by the Partnership’s entering into this Agreement and consummating the Transactions.

(b) Each Material Contract is valid, binding and in full force and effect, and is enforceable against the Partnership, and, to the Knowledge of the Partnership, each other party thereto in accordance with its terms, except as such enforcement may be limited by (i) the effect of bankruptcy, insolvency, reorganization, receivership, conservatorship, arrangement, moratorium or other laws affecting or relating to the rights of creditors generally, or (ii) the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in equity or at law. The Partnership has duly performed all of its material obligations under each such Material Contract to the extent that such obligations have accrued. There are no existing material defaults (or events or acts that, with the giving of notice or lapse of time or both that would reasonably be expected to become material defaults) of the Partnership or any other party thereto, under any Material Contract. The Partnership has made available to the Company prior to the date hereof complete copies of all Material Contracts.

Section 5.12 Insurance Coverage. Section 5.12 of the Partnership Disclosure Schedule sets forth a list, as of the date hereof, of each insurance policy (excluding reinsurance contracts) covering the Partnership or any of its assets, properties or employees, together with a description of the coverage and the annual premium for the immediately prior year. Each such insurance policy is in full force and effect, all premiums due and payable thereon have been paid and the Partnership has not received written notice from any insurer or agent of any intent to cancel any such insurance policy. The Partnership has complied in all material respects with the terms and provisions of such insurance policies. There is no claim over $10,000 by the Partnership pending under any of such policies with respect to the Partnership as to which coverage has been denied or disputed by the underwriters of such policies.

Section 5.13 Taxes.

(a) Except as set forth on Section 5.13(a) of the Partnership Disclosure Schedule, all Tax Returns of the Partnership that are required by Applicable Law to have been filed have been duly and timely filed (taking into account applicable extensions), and all such Tax Returns are true, correct and complete in all material respects. The Partnership has paid all Taxes required to have been paid by it.

(b) No jurisdiction in which the Partnership has not filed a particular type of Tax Return has asserted that it is required to file such Tax Return in such jurisdiction.

(c) There are no claims or assessments proposed or pending by any Tax Authority against the Partnership concerning the Tax liability of such entity.

(d) There are no outstanding agreements or waivers extending the statutory period of limitation applicable to any Tax assessment or deficiency with respect to the Partnership, and the Partnership has not requested any extension of time within which to file any Tax Return, which Tax Return has not yet been filed.

(e) All Taxes required to be withheld, collected or deposited by or with respect to the Partnership have been timely withheld, collected or deposited, as the case may be, and, to the extent required, have been paid to the relevant Tax Authority, and the Partnership has complied in all material respects with all Tax information reporting requirements.

(f) None of the assets of the Partnership is subject to any lien for Taxes other than Permitted Encumbrances.

(g) The Partnership has never been a member of an affiliated, consolidated, combined, or unitary group for any Tax purpose.

(h) The Partnership is not a “United States real property holding corporation” within the meaning of Section 897 of the Code.

(i) Except as set forth in Section 5.13(i) of the Partnership Disclosure Schedule, the Partnership has no liability for Taxes of any other Person, by contract, or, to the Knowledge of the Partnership, by operation of law or otherwise. The Partnership is not party to any Tax sharing, indemnity, or allocation agreement that is currently in effect (other than general indemnity agreement obligations that do not explicitly govern Taxes).

(j) The Partnership is not and has not been a party to any “listed transaction” as defined in Code Section 6707A(c)(1) and Treasury Regulation Section 1.6011-4(b)(2).

(k) The Partnership does not have a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in any country other than the country in which it was established.

(l) Except as set forth in Section 5.13(l) of the Partnership Disclosure Schedule, to the Knowledge of the Partnership, there is no unclaimed property or escheat obligation with respect to property or other assets held or owned by the Partnership.

Section 5.14 Employees; Employee Benefit Plans; ERISA.

(a) Benefit Plans. Section 5.14(a) of the Partnership Disclosure Schedule contains a complete and accurate list of each Plan (including each of the Existing Employment Agreements) that the Partnership or any of its ERISA Affiliates sponsors or maintains, or under which the Partnership, its Subsidiaries, or any of their ERISA Affiliates, has any liability or obligation, whether direct or indirect, and whether contingent or otherwise, for the benefit of, or relating to, any present or former employee, officer, consultant, leased employee, independent contractor, or non-employee director or any of their dependents, survivors, or beneficiaries (collectively, the “Partnership Plans”). The Partnership has made available or delivered to the Company (i) a true, correct and complete copy of each Partnership Plan, including, but not limited to, and formal and informal amendments thereto (and, to the extent the Partnership Plan is unwritten, an accurate description); (ii) any related trust agreement, insurance policy, services agreement, or other funding instrument with respect to any Partnership Plans; (iii) true and complete copies of the most recent employee handbooks or similar documents describing such Partnership Plans; (iv) all non-routine communications received from or sent to the IRS, the Pension Benefit Guaranty Corporation or the U.S. Department of Labor with respect to any Partnership Plans; (v) a true and complete copy of each most recently filed Form 5500 (including all attached schedules) for each Partnership Plan since the Applicable Date; (vi) true and complete copies of the current summary plan descriptions and summaries of material modifications with respect to Partnership Plans (where Applicable Law requires such descriptions or summaries); (vii) the most recent IRS determination, advisory or opinion letter for each Partnership Plan (where the IRS provides such determinations or advisory or opinion letters); (viii) all reports submitted within the preceding three (3) years by third-party administrators, actuaries, investment managers, consultants or other independent contractors with respect to Partnership Plans; and (ix) all memoranda, minutes, resolutions and similar documents describing the manner in which each Partnership Plan is or has been administered or describing corrections to the administration of a Partnership Plan.

(b) Absence of Certain Plans. Neither the Partnership nor any of their current or former ERISA Affiliates maintains, sponsors, participates in, contributes to, or has in the past maintained, sponsored, participated in or contributed to, or otherwise has any liability under (i) any Plan that is subject to Title IV of ERISA or Section 412 of the Code, (ii) a “multiemployer plan” as such term is defined in Section 3(37) of ERISA, (iii) a “multiple employer plan” as such term is defined in Section 413(c) of the Code, (iv) a “multiple employer welfare arrangement”

within the meaning of Section 3(40) of ERISA, or (v) a “voluntary employees’ beneficiary association” within the meaning of Section 501(c)(9) of the Code.

(c) Qualified Plans. With respect to each Partnership Plan that is intended to be a Qualified Plan, the IRS has issued a favorable determination, advisory or opinion letter that has not been revoked (a copy of which has been delivered to the Partnership) and no events or circumstances have occurred that would reasonably be expected to result in the disqualification of any such Qualified Plan. All amendments and actions required to bring each Partnership Plan into conformity with the applicable provisions of ERISA, the Code and other Applicable Law, have been made or taken.

(d) Administration of Partnership Plans. Each Partnership Plan complies and has been administered in all material respects in accordance with its own terms and in compliance with all Applicable Laws. All contributions, premiums or payments due under each Partnership Plan have been paid or, if not yet due, have been properly reflected or accrued on the Partnership’s financial statements to the extent required. There has occurred no non-exempt “prohibited transaction” (within the meaning of Section 4975 of the Code or Section 406 of ERISA) or breach of any fiduciary duty described in Section 404 of ERISA with respect to any Partnership Plan that could result in any liability, direct or indirect, for the Partnership or any of its current or former ERISA Affiliates or any Limited Partner, officer, or employee of the Partnership or any of its current or former ERISA Affiliates.

(e) No Pending Claims. There are no pending material Proceedings (other than claims for benefits in the ordinary course) by any Governmental Authority or current or former Partnership Employees against the Partnership Plans or against the Partnership relating to a Partnership Plan, nor have there been any such Proceedings since the Applicable Date. The Partnership is not party to a conciliation agreement, consent decree or other agreement or order with any Governmental Authority with respect to employment practices. No Partnership Plan is, or has been, the subject of an application or filing under, or a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Authority. Each Partnership Plan that is a “group health plan” (as such term is defined in Section 5000(b)(1) of the Code) has been administered and operated in all respects in compliance with the applicable requirements of Section 601, et seq. of ERISA, Section 4980B of the Code, Section 4980D of the Code and the ACA. The Partnership and its ERISA Affiliates have offered all “full-time employees,” as defined in Code Section 4980H(c)(4)(A) of the Code (and their dependents) the opportunity to enroll in minimum essential coverage which is affordable and provides minimum value. Neither the Partnership nor any of its ERISA Affiliates has received any Letters 226-J from the IRS notifying them that they may be liable for an employer shared responsibility payment under Section 4980H of the Code.

(f) No Retiree Health Care. Neither the Partnership nor its current or former ERISA Affiliates has any liability with respect to any current or former employees, consultants, or independent contractors, or any Plan, except pursuant to the Partnership Plans. No Partnership Plan provides for any post-termination or retiree welfare benefits to any individual for any reason, other than as required under Section 4980B of the Code, Part 6 of Title I of ERISA or other similar Applicable Law. With respect to each Partnership Plan that is an employee welfare benefit plan

(within the meaning of Section 3(1) of ERISA), all claims incurred thereunder, are (i) fully insured, or (ii) covered under a contract with a health maintenance organization.

(g) Nonqualified Deferred Compensation. Except as provided in Section 5.14(g) of the Partnership Disclosure Schedule, any Partnership Plan that constitutes or contains a 409A Plan complies in form and operation with the requirements of Section 409A of the Code or is exempt from the application of Section 409A of the Code so as to avoid the imposition of taxation under Section 409A(a)(1) of the Code. The Partnership has no obligation with respect to the failure of any 409A Plan to satisfy the foregoing requirements.

(h) Agreements and Plans. Except as provided in Section 5.14(h) of the Partnership Disclosure Schedule, as of the Closing Date, neither the Partnership nor any of its current or former ERISA Affiliates shall have any liability or obligations under any Partnership Plan.

(i) Parachute Payments. Except as provided in Section 5.14(i) of the Partnership Disclosure Schedule, neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement, or any termination of employment or service or any other event in connection therewith or subsequent thereto will, individually or together with the occurrence of some other event (i) result in any payment or benefit becoming due or payable, or required to be provided, to any current or former employee, director, independent contractor or consultant, (ii) increase the amount or value of any compensation or benefit otherwise payable or required to be provided to any current or former employee, director, independent contractor, or consultant, (iii) result in the acceleration of the time of payment, vesting, or funding of any such benefit or compensation to any current or former employee, director, independent contractor or consultant, or (iv) result in the forgiveness of any loan made by the Partnership to any employee or former employee director, independent contractor, or consultant. No amount paid or payable in connection with the transactions contemplated by this Agreement, whether alone or in combination with another event, will, (i) be an “excess parachute payment” within the meaning of Code Section 280G or Code Section 4999 or not be deductible by the Partnership by reason of Code Section 280G, or (ii) require a “gross-up” payment to any “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1).

(j) Independent Contractors. Section 5.14(j) of the Partnership Disclosure Schedule contains a true, complete and correct list of the name, service date, compensation rate, and a brief description of the services of each Person that performs or, since January 1, 2022, performed personal services for the Partnership as an independent contractor where payment to such contractor by the Partnership has exceeded $25,000 for any twelve month period since January 1, 2022. All individuals characterized and treated by the Partnership as independent contractors or consultants during such period are and have been, properly treated as independent contractors under all Applicable Law. Except as disclosed in Section 5.14(j) of the Partnership Disclosure Schedule, no independent contractor participates in any Partnership Plan. To the knowledge of the Partnership, no Partnership Employee is a party to, or is otherwise bound by, any agreement or arrangement, between such Partnership Employee and any other Person, in each case, that (x) limits the Partnership Employee’s or independent contractors ability to perform such Partnership Employee’s duties to the Partnership, or (y) that materially adversely affects the ability of the Partnership to conduct its business in the ordinary course of business.

(k) No Collective Bargaining Agreements. The Partnership is not a party to any collective bargaining or other labor union Contracts with respect to the Partnership Employees, no such collective bargaining agreement is being negotiated by the Partnership or its Subsidiaries and no campaign or other attempt for recognition has been made by any labor organization with respect to the Partnership Employees.

(l) Severance. Except as set forth on Section 5.14(l) of the Partnership Disclosure Schedule, or as expressly contemplated by this Agreement, (i) the Partnership has no obligation, commitment or liability to pay or provide any severance pay or severance benefits to any current or former Partnership Employee, (ii) no Partnership Employee is or will be entitled to any severance payment in connection with the execution of this Agreement and the consummation of the Transactions, and (iii) the services provided by each Partnership Employee in the U.S. is terminable at the will of the Partnership and any such termination would result in no liability to the Partnership.

(m) Employment. The Partnership Employees are properly classified under the Fair Labor Standards Act of 1938, as amended, and under any similar state Applicable Law. The Partnership is in material compliance and has complied, in all material respects, with all Applicable Laws relating to employment and employment practices. The Partnership has not failed to pay any of its current or former employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed by them or amounts required to be reimbursed to such individuals.

(n) Visa; Work Permits. Section 5.14(n) of the Partnership Disclosure Schedule contains a list of all Partnership Employees who are working in the United States pursuant to a visa or work permit. The Partnership and, to the Knowledge of the Partnership, each Partnership Employee is in compliance with all applicable visa and work permit requirements, and no visa or work permit held by a Partnership Employee will expire during the six (6) month period following the date of this Agreement.

Section 5.15 Intellectual Property.

(a) Section 5.15(a) of the Partnership Disclosure Schedule sets forth (i) a complete list of all material Intellectual Property owned by the Partnership that is registered with a Governmental Authority, including reasonable identifying information for such Intellectual Property, and (ii) a list of all other material Intellectual Property owned by the Partnership. Section 5.15(a) of the Partnership Disclosure Schedule also identifies each material agreement which any Person has been granted any license under, or otherwise has received or acquired any interest in, any material Intellectual Property owned by the Partnership. No Person other than the Partnership has any ownership interest, including any rights, title or interest, in such Intellectual Property. The Partnership owns or has a valid and legally enforceable right to use all Intellectual Property necessary to operate the business of the Partnership in all material respects as it is currently conducted. The right, title or interest of the Partnership in all Intellectual Property owned by the Partnership that is material to the business of the Partnership is free and clear of any Encumbrances and free of any restrictions on the Partnership’s right or ability to use or enforce any such Intellectual Property, in each case, except for Permitted Encumbrances. The Partnership and its Affiliates have taken commercially reasonable steps to maintain and protect the Intellectual

Property owned by the Partnership and maintain the confidentiality of all proprietary information and/or trade secrets.

(b) Except as set forth in Section 5.15(b) of the Partnership Disclosure Schedule, the Partnership has not received written notice from any third party alleging any infringement or misappropriation of any Intellectual Property rights of any third party by the Partnership and, to the Knowledge of the Partnership, the Partnership has not infringed upon or misappropriated any Intellectual Property rights of any third party. To the Knowledge of the Partnership, no third party has infringed upon or misappropriated any Intellectual Property owned by the Partnership.

(c) To the Partnership’s Knowledge, all Internal IT Systems (i) are in good repair and operating condition and are adequate and suitable for the purposes for which they are being used or held for use, (ii) conform in all material respects with their related documentation, and (iii) do not contain any virus that would interfere with the ability to conduct the business of the Partnership. The Partnership maintains and follows commercially reasonable disaster recovery, data recovery and business continuity plans and procedures, and conducts regular periodic testing of the foregoing.

(d) None of the source code owned or purported to be owned by the Partnership has been published, disclosed, or put into escrow by the Partnership. The Partnership does not use any open source software or any modification or derivative thereof (i) in a manner that would grant or purport to grant to any Person any rights to or immunities under any of the Intellectual Property, or (ii) under any license requiring the Partnership to disclose or distribute the source code to any proprietary software, to license or provide the source code to any proprietary software for the purpose of making derivative works, or to make available for redistribution to any Person the source code to any proprietary software at no or minimal charge. The Partnership is in compliance in all material respects with the obligations under any agreement pursuant to which the Partnership has obtained the right to use any open source software, except for such noncompliance, if any, as would not have a Material Adverse Effect.

Section 5.16 Privacy.

(a) The Partnership has taken commercially reasonable steps that are intended to protect the confidentiality, integrity, and security of all of its Internal IT Systems and all information, data, and transactions stored or contained therein or transmitted thereby, including Personal Data and other sensitive information received, collected, created, used, accessed, stored, disclosed, transmitted or otherwise processed by the Partnership against any unauthorized or improper use, disclosure, access, transmittal, interruption, modification, or corruption. To the Partnership’s Knowledge, the Partnership is in compliance in all material respects with Applicable Laws relating to privacy, data protection and the collection and use of Personal Data collected and there are no Proceedings pending or, to the Knowledge of the Partnership, threatened against the Partnership in which any violation of any Person’s privacy or Personal Data or data rights has been alleged.

(b) The Partnership has taken commercially reasonable steps intended to institute or ensure proper information security and eliminate viruses, spyware, bots, keystroke loggers, Trojan horses and any other code designed for malicious purposes from any Internal IT Systems. Commercially reasonable steps include: firewalls, security monitoring, intrusion detection systems, anti-virus protection, patches, required password authentication at login, keeping a verifiable record of all laptops including serial number and name of employee, and periodic security audits.

(c) Section 5.16(c) of the Partnership Disclosure Schedule sets forth a full and complete list of all material breaches of Personal Data that have occurred with respect to all Internal IT Systems since the Applicable Date.

(d) Each of the Partnership and its Subsidiaries performs computer security vulnerability assessments as their management determines and promptly resolves known deficiencies.

Section 5.17 Environmental Matters.

(a) (i) The Partnership is not subject to any Proceedings under any Environmental Law; (ii) the Partnership has not (A) received any written notice from any Person alleging a material violation of any Environmental Laws or material release of hazardous materials with respect to any of its oil and gas assets or (B) entered into any agreement with, or is subject to, any order, decree, plea, diversion agreement, consent or judgment issued by, a Governmental Authority pursuant to Environmental Laws that materially interferes with, requires a material and adverse change in or materially restricts the future operation of, or that requires environmental remediation with respect to, its oil and gas assets, in either case of (A) and (B) the subject of which is unresolved; (iii) the Partnership is and since the Applicable Date has been in material compliance with all Environmental Laws, which compliance includes the possession of and compliance with any Environmental Permits required for the operation of its business; and (iv) the Partnership has not released any hazardous materials so as to (A) materially interfere with or prevent compliance in all material respects by the Partnership with any Environmental Law or the terms of any Environmental Permit issued pursuant thereto, (B) give rise to any material liabilities of the Partnership pursuant to any Environmental Laws, or (C) otherwise give rise to or result in any material Environmental Liability of the Partnership to any Person.

(b) The Partnership is in possession of all Environmental Permits that are materially required for the ownership, operation or use of its oil and gas properties or performance of the Material Contracts as currently conducted. No such Environmental Permits will be terminated or revoked upon the consummation of the transactions contemplated hereby. The ownership, operation and use of its oil and gas assets and the performance of the Material Contracts are and for the last three years have been in material compliance with the terms of such Environmental Permits, and there is no Proceeding seeking the revocation, cancellation, suspension, modification or limitation of any such Environmental Permits.

(c) Section 5.17(c) of the Partnership Disclosure Schedule sets forth (i) a list of all remediation activities with respect to any of the oil and gas assets operated by the Partnership and, to the Partnership’s Knowledge, any of its non-operated oil and gas assets, in each case that are currently ongoing and (ii) a true, correct and complete list of all remediation activities with respect to any of its oil and gas assets operated by the Partnership and, to the Partnership’s

Knowledge, any of its non-operated oil and gas assets, in each case that (A) have resulted in costs for the Partnership in excess of $100,000 (net to the Partnership’s interest) and (B) have been conducted in the last three years prior to the date hereof.

Section 5.18 Suspense Funds. Section 5.18 of the Partnership Disclosure Schedule lists all suspense funds as of the date set forth thereon. Except as withheld in the ordinary course of business, all proceeds from the sale of hydrocarbons produced from its oil and gas assets are being received by the Partnership in a timely manner and are not being held in suspense.

Section 5.19 Royalties and Working Interest Payments. Except for the suspense funds and any royalty settlements occurring in the ordinary course of business, the Partnership has properly and timely paid, or caused to be paid, all royalties, overriding royalties, production payments, net profits interests and other similar burdens upon, measured by, or payable out of production and other interest owners’ revenues or proceeds attributable to sales of hydrocarbons produced from or attributable to its oil and gas assets in accordance with the applicable leases and Applicable Laws, in each case, to the extent and only to the extent related to periods in which the Partnership owned such oil and gas assets prior to the date hereof.

Section 5.20 Leases and Fee Minerals.

(a) During the twelve month period prior to the date hereof, the Partnership has not received from any other party to an oil and gas lease any written notice from a lessor alleging a continuing or uncured material default on the part of the Partnership with respect to such lease or seeking to terminate such lease and no event has occurred which (with notice or lapse of time, or both) would constitute a default under any lease or give the Partnership or, to the Partnership’s Knowledge, any other party to any lease, the right to terminate or modify any lease. The Partnership is not, and to the Partnership’s knowledge is not, no other party to any lease is, in breach of the terms, provisions or conditions of the leases. No party to any lease or right-of-way or any successor to the interest of such party has filed or, to the Partnership’s Knowledge, has threatened in writing to file any action to terminate, cancel, rescind or procure judicial reformation of any such lease or right-of-way. There are no express unfulfilled drilling obligations under any of the leases (excluding any drilling obligation necessary to extend such lease beyond its primary term).

(b) None of the leases or fee minerals that are operated by the Partnership are subject to an outstanding drilling commitment or outstanding condition to drill a well or wells during the primary term thereof (other than ordinary course drilling obligations required to perpetuate a lease beyond its primary term).

(c) Section 5.20 of the Partnership Disclosure Schedule sets forth those leases that are being maintained in full force and effect by the payment of shut-in royalties or other payments in lieu of operations or production.

Section 5.21 Oil and Gas Matters. Except as has not had and would not reasonably be expected to have a Material Adverse Effect, and except for property sold or otherwise disposed of in the ordinary course of business, the Partnership has good and defensible title to all its oil and gas properties and in and in each case as attributable to interest owned by the Partnership, free and clear of any Encumbrances, except for Permitted Encumbrances. For purposes of the foregoing sentence, “good and defensible title” means that the Partnership’s title (as of the date hereof and as of the Closing) to each of the oil and gas properties held or owned by them (or purported to be held or owned by them) (1) entitles the Partnership to receive (after satisfaction of all production burdens applicable thereto), not less than the net revenue interest share shown in its property records of all hydrocarbons produced from such oil and gas properties throughout the productive life of such oil and gas properties, (2) obligates the Partnership to bear a percentage of the costs and expenses for the maintenance and development of, and operations relating to, such oil and gas properties, of not greater than the working interest shown for such oil and gas properties, and (3) is free and clear of all Encumbrances (other than Permitted Encumbrances).

Section 5.22 Limitations on Representations and Warranties. Except for the representations and warranties specifically set forth in Article V of this Agreement, neither Partnership nor any of its Affiliates or its or their respective officers, directors, employees, agents or representatives, nor any other Person, makes or shall be deemed to make any representation or warranty to the Company, express or implied, at law or in equity, with respect to the Transactions, and Partnership hereby disclaims any such representation or warranty whether by Partnership or any of its Affiliates or its or their officers, directors, employees, agents or representatives or any other person.

Section 5.23 Related Party Transactions. Section 5.23 of the Partnership Disclosure Schedule describes any material transactions or relationships between, on the one hand, the Partnership and, on the other hand, any (i) executive officer or director (or similar position) of the Partnership or any of such executive officer’s or director’s immediate family members, (ii) owner of more than 5% of the outstanding Partnership interests or (iii) to the Knowledge of the Partnership, any “related person” (within the meaning of Item 404 of Regulation S-K under the Securities Act) of any such officer, director or owner (other than the Partnership) in the case of each clauses (i), (ii) or (iii) that is of the type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act if the Partnership was subject to such disclosure requirements.

Section 5.24 Information Supplied. None of the information supplied or to be supplied by or on behalf of the Partnership or its Affiliates for inclusion or incorporation by reference in the Registration Statement to be filed with the SEC by the Company in connection with the Transactions will, at the time the Registration Statement is filed with the SEC, and at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

Section 5.25 Absence of Certain Changes. Except as set forth in Section 5.25 of the Partnership Disclosure Schedule, since September 30, 2024, (a) the Partnership has conducted its business in all material respects only in the ordinary course, consistent with past practices, except as contemplated by this Agreement, and (b) there has not occurred any fact, change, circumstance or effect that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Combined Company.

Article V-A

REPRESENTATIONS AND WARRANTIES OF THE LIMITED PARTNERS

Each Limited Partner listed on Schedule 2.1 severally and not jointly represents and warrants through its Limited Partner Representatives as follows:

Section 5A.1 Authority. Such Limited Partner has irrevocably appointed the Limited Partner Representatives, or either of them, to perform any and every act necessary or required of such Limited Partner in connection with the negotiation, approval, execution, delivery and performance of this Agreement and any related Transaction Documents, including legally binding such Limited Partner to the representations and warranties of this Article V-A.

Section 5A.2 Good Title. Such Limited Partner is the record and beneficial owner, and has good and marketable title to its Partnership Interests being exchanged by such Limited Partner pursuant to this Agreement, with the right and authority to sell and deliver such Partnership Interests to the Company as provided herein. Upon registering of the Company as the new owner of such Partnership Interests in the records of the Company, the Company will receive good title to such Partnership Interests, free and clear of all Encumbrances.

Section 5A.3 Power and Authority. Subject to the execution and delivery of the Limited Partners Representatives Consent, all acts required to be taken by the Limited Partner to enter into this Agreement and to carry out the Transactions have been properly taken by virtue of the actions taken by the Limited Partners Representatives as authorized by such Limited Partner. The obligations of such Limited Partner under this Agreement constitute legal, valid and binding obligations of such Limited Partner, enforceable against such Limited Partner in accordance with the terms hereof by virtue of the actions taken by such Limited Partners Representatives as authorized by such Limited Partner.

Section 5A.4 No Conflicts. The execution and delivery of this Agreement by such Limited Partner and the performance by such Limited Partners Representatives or such Limited Partner of the obligations hereunder in accordance with the terms hereof: (i) will not require the consent of any Governmental Authority under any Applicable Laws; (ii) will not violate any Applicable Laws with respect to such Limited Partner; and (iii) will not violate or breach any contractual obligation to which such Limited Partner is a party.

Section 5A.5 No Finder’s Fees. Such Limited Partner has not created any obligation for any finder's, investment banker's or broker's fee in connection with the Transactions contemplated under this Agreement for which the Company will be responsible.

Article VI
COVENANTS

Section 6.1 Conduct of Business by the Company. During the period from the date of this Agreement and continuing through the Closing Date, except as expressly required by this Agreement, or as expressly set forth in Section 6.1 of the Company Disclosure Schedule, or with the prior written consent of Partnership (which shall not be unreasonably withheld, conditioned or delayed), the Company shall and shall cause each of its Subsidiaries to use all commercially reasonable efforts to (a) carry on their business in the ordinary course in all material respects consistent with past practice; (b) keep available the present services of its key Company Employees; and (c) preserve intact their material businesses, operations, and relations with clients, producers, reinsurers, service providers and others with whom they conduct business. Without limiting the generality of the foregoing, except as expressly contemplated by this Agreement or as expressly set forth in Section 6.1 of the Company Disclosure Schedule or consented to in writing by Partnership (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall not, nor shall it permit any of its Subsidiaries to, directly or indirectly:

(a) (i) amend or agree to amend its respective Organizational Documents, (ii) merge with or into or consolidate with, or agree to merge with or into or consolidate with, any other Person except as permitted by Sections 6.2 and 8.1, (iii) adjust, split, combine or reclassify any capital stock or other ownership interest, except in connection with the Reverse Stock Split if effected before the Effective Time, (iv) grant any stock appreciation rights or grant to any individual, corporation or other entity (other than employees or contractors pursuant to the Company’s equity plans) any right to acquire any shares of its capital stock or other ownership interest, (v) except for the issuance shares upon the exercise or settlement of Company Options or outstanding warrants to purchase shares of Company Common Stock, issue, grant, deliver or sell or authorize or propose the issuance, grant, delivery or sale of, or purchase or redeem or propose the purchase or redemption of, any additional shares of capital stock of the Company or any of its Subsidiaries or any securities convertible into, exercisable or exchangeable for, capital stock of the Company or any of its Subsidiaries or other securities convertible into capital stock of the Company or any of its Subsidiaries, or subscriptions, rights, warrants or options to acquire capital stock of the Company or any of its Subsidiaries or other securities convertible into capital stock of the Company or any of its Subsidiaries, or other agreements or commitments of any character obligating any of them to issue or purchase or redeem any such shares or other convertible securities, or create new ownership interests, (vi) enter into any agreement, understanding or arrangement with respect to the sale or voting of its capital stock or other ownership interest or (vii) declare, pay or set aside any dividend or distribution in respect of any class of shares of capital stock;

(b) incur any Indebtedness greater than twenty-five thousand dollars ($25,000);

(c) make or incur any capital expenditure in excess of twenty-five thousand dollars ($25,000) other than in the ordinary course of business;

(d) sell, transfer, lease, offer to sell, abandon or make any other disposition of any of its assets except in the ordinary course of business, or grant or suffer to exist, or agree to grant or suffer to exist, any Encumbrances on any of its properties or assets;

(e) except as it relates to the Transactions contemplated by this Agreement, renew, amend, terminate, accelerate, waive or cancel any Material Contract or any term or condition thereof, in each case, other than (i) the expiration of any Material Contract in accordance with its terms, (ii) the automatic renewal of any Material Contract in accordance with its terms, and (iii) Contracts entered into, renewed, amended, terminated, accelerated, waived or cancelled in the ordinary course of its business;

(f) (i) enter into, adopt, amend, terminate, renew or accelerate any rights or benefits under any Company Plan or any arrangement that would be a Company Plan if in effect as of the date hereof; (ii) grant to any Company Employee any salary or wage increase or increase in severance or termination pay or make any awards of any shares of capital stock (or securities convertible into, exercisable or exchangeable for, capital stock) or other incentive compensation, or grant any awards or enter into any award agreement under the Long-Term Incentive Plan, or terminate (other than for cause) the employment of any executive officer of the Company or any Subsidiary; or (iv) enter into any collective bargaining agreement applicable to any Company Employee or otherwise recognize any union as the bargaining representative of any such Company Employee;

(g) Other than with respect to Shareholder-Related Claims, (i) commence or settle any Proceeding other than any Proceedings involving solely the payment of claims arising in the ordinary course of business and not in excess of policy limits under Company Insurance Policies (if such claims are being resolved pursuant to Company Insurance Policies), or (ii) waive or release any material rights or claims other than in the ordinary course of business;

(h) enter into, amend or extend or renew any material lease or sublease of real property or material tangible personal property (to which the Company is a party as of the date of this Agreement);

(i) adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, redomestication or other reorganization;

(j) (i) form any Subsidiary, (ii) acquire any business or Person, by merger or consolidation, purchase of assets or equity interests, or by any other manner, in a single transaction or a series of related transactions or (iii) acquire other assets, properties, interests or securities other than in the ordinary course of business;

(k) make any material change in the pricing, accounting, investment, valuation, reserving, compliance, marketing, management, tax or other material policies, practices or principles of the Company or any of its Subsidiaries, except as may be required by GAAP, or any other Applicable Law;

(l) exit any line of business or enter into any new line of business or introduce any new material products or services;

(m) prepare or file any Tax Return required to be filed by or with respect to the Company or any of its Subsidiaries in a manner inconsistent with past practice; settle or compromise any income Tax liability, enter into any closing agreement or similar agreement related to Taxes; consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment; change any taxable period or any Tax accounting method; fail to file any Tax Return when due or surrender any right to claim a Tax refund, offset or other reduction in Tax liability;

(n) terminate, cancel, permit to lapse (if within the control of the Company) or materially amend any insurance coverage (and any surety bonds, letters of credit, cash collateral or other deposits related thereto required to be maintained with respect to such coverage) that is not replaced by comparable insurance coverage, or fail to maintain, with financially responsible insurance companies, insurance on the assets and properties of the Company and its Subsidiaries in such amounts and against such risks and losses as are consistent with past practice;

(o) voluntarily abandon any material Permit, except to the extent required in order to comply with Applicable Law, or voluntarily terminate, fail to renew or permit to lapse any Permit, or enter into any Contract or commitment with any Governmental Authority; or

(p) authorize, resolve, commit or agree (by Contract or otherwise) to do any of the foregoing.

(q) Arcadia shall use good faith efforts to periodically notify, consult and discuss with the Partnership material actions contemplated to be taken or material contracts contemplated to be entered into, but the failure to so notify and discuss shall not be deemed to be a material breach of this Section 6.1 for purposes of Article VII hereof.

Section 6.2 Acquisition Proposals.

(a) No Solicitation or Negotiation.

(i) The Company agrees that, except as permitted by this Section 6.2, neither it nor any of its Subsidiaries nor any of the officers and directors of it or its Subsidiaries shall, and that it shall instruct and use its commercially reasonable best efforts to cause its and its Subsidiaries’ officers, directors, employees, investment bankers, attorneys, accountants and other advisors or representatives (such Persons, collectively, “Representatives”) not to, directly or indirectly: (A) initiate, solicit or knowingly encourage any inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal; (B) engage in, continue or otherwise participate in any discussions or negotiations regarding, or provide any non-public information or data to any Person relating to, any Acquisition Proposal; or (C) otherwise knowingly facilitate any effort or attempt to make an Acquisition Proposal.

(ii) Notwithstanding anything in the foregoing to the contrary, prior to the time, but not after, the Company Shareholder Approval is obtained, the Company may (A) provide non-public and other information in response to a request therefor by a Person who has made an unsolicited bona fide written Acquisition Proposal if the Company receives from the Person so requesting such information an executed confidentiality agreement on terms that, if taken as a whole, are not materially less restrictive to the other party than those contained in the Confidentiality Agreement (except such confidentiality agreement need not contain any standstill, non-solicitation or no hire provisions) and promptly discloses (and, if applicable, provides copies of) any such information to Partnership to the extent not previously provided to Partnership, or (B) engage or otherwise participate in any discussions or negotiations regarding such an unsolicited bona fide written Acquisition Proposal, if and only to the extent that, prior to taking any action described in clauses (A) or (B) of this Section 6.2(a)(ii), the Company Board determines in good faith that based on the information then available (x) after consultation with its financial advisor and outside legal counsel, such Acquisition Proposal constitutes, or is reasonably likely to result in, a Superior Proposal and (y) after consultation with its outside legal counsel, tax advisors and other outside advisors it deems relevant, a failure to take such action, in light of the Acquisition

Proposal and the terms of this Agreement, would reasonably be expected to be inconsistent with the directors’ fiduciary duties under Applicable Law.

(b) No Change of Recommendation or Alternative Acquisition Agreement.

(i) Except as permitted by Section 6.2(b)(ii) and Section 6.2(c), the Company Board and each committee thereof shall not:

(A) (1) withhold, withdraw, qualify or adversely modify (or publicly propose or resolve to withhold, withdraw, qualify or modify) the Company Recommendation, (2) fail to recommend against acceptance of any tender offer or exchange relating to the securities of the Company within ten (10) Business Days after commencement of such offer, or (3) approve, endorse or recommend, or publicly propose to approve, endorse or recommend, any Acquisition Proposal (any of the actions described in clauses (1), (2), or (3), a “Change of Recommendation”); or

(B) Except in circumstances that would allow the Company to terminate this Agreement pursuant to Section 8.1(a)(vi), cause or permit the Company to enter into any acquisition agreement, merger agreement or other similar definitive acquisition agreement (other than a confidentiality agreement referred to in Section 6.2(a) entered into in compliance therewith) relating to any Acquisition Proposal (an “Alternative Acquisition Agreement”).

(ii) Notwithstanding the foregoing, prior to the time, but not after, the Company Shareholder Approval is obtained, the Company Board may:

(A) effect a Change of Recommendation if, and only if, (1) an unsolicited, bona fide written Acquisition Proposal is received by the Company and has not been withdrawn, (2) the Company Board determines in good faith that based on the information then available (x) after consultation with its financial advisor and outside legal counsel, such Acquisition Proposal constitutes a Superior Proposal, and (y) after consultation with its outside legal counsel and other outside advisors it deems relevant, a failure to effect a Change of Recommendation in connection with such Acquisition Proposal would reasonably be expected to be inconsistent with the directors’ fiduciary duties under Applicable Law, (3) the Company Board intends to terminate this Agreement pursuant to Section 8.1(a)(vi) in order to enter into an Alternative Acquisition Agreement in relation to such Acquisition Proposal and (4) the Company and the Company Board have complied with the applicable requirements of Section 6.2(e)(ii) (the actions described in this clause (A), a “Qualifying Change of Recommendation”); or

(B) cause or permit the Company or any of the Company’s Subsidiaries to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal (and the Company may enter into or cause a Subsidiary thereof to enter into such an Alternative Acquisition Agreement) or agree, authorize or commit to do so, if, and only if, the Company and the Company Board have complied with the applicable requirements in Section 8.1(a)(vi).

(iii) Any material amendment to any Acquisition Proposal will be deemed to be a new Acquisition Proposal for purposes of this Section 6.2(b), including with respect to the requirements in Section 6.2(e) and Section 8.1(a)(vi).

(c) Certain Permitted Disclosure. Nothing contained in this Section 6.2 shall be deemed to prohibit either the Company or Company Board from complying with its disclosure obligations under U.S. federal or state law with regard to an Acquisition Proposal; provided, however, that if such disclosure has the effect of withdrawing or adversely modifying the Company Recommendation, such disclosure shall be deemed to be a Change of Recommendation; provided, further, that a public statement that is limited to describing Company’s receipt of an Acquisition Proposal and the operation of this Agreement with respect thereto and issuance by the Company Board of a “stop, look and listen” communication pursuant to Rule 14d-9(f) under the Exchange Act shall not be deemed a Change of Recommendation.

(d) Existing Discussions and other Actions. The Company shall, and shall cause its Subsidiaries and all of its and their respective Representatives to, immediately (i) cease all solicitation, encouragement, discussions and negotiations regarding any inquiry, proposal or offer pending at any time on or prior to the date of this Agreement that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal; and (ii) terminate access to any Company controlled physical or electronic data rooms relating to a possible Acquisition Proposal.

(e) Notice; Matching Rights.

(i) The Company agrees that it will as promptly as reasonably practicable (and, in any event, within two (2) Business Days after receipt) notify the Partnership if any inquiries, proposals or offers with respect to an Acquisition Proposal are received by it or its Subsidiaries or any of their Representatives indicating, in connection with such notice, the name of such Person making such inquiries, proposals or offers and a copy of the inquiries, proposals or offers (if written), or a summary of the material terms and conditions of such proposals or offers (if oral) and thereafter shall keep Partnership reasonably informed, on a current basis, of the status and material terms of any such proposals or offers.

(ii) Notwithstanding anything to the contrary in this Agreement, no Qualifying Change of Recommendation may be made until the fourth (4th) Business Day following receipt by the Partnership of written notice from the Company regarding the Company Board’s intention to make a Qualifying Change of Recommendation (a “Notice of Change of Recommendation”), and specifying the reasons for the Qualifying Change of Recommendation in reasonable detail and attaching to such notice the most current version of such agreement shared between the proposed parties thereto. At the Partnership’s option, the parties shall negotiate in good faith during the three (3) Business Days following receipt by the Partnership of the Notice of Change of Recommendation to reach mutual agreement on revisions to this Agreement so that the conditions set forth in Section 6.2(b)(ii)(A)(2) would not be satisfied.

(f) Representatives. Any action taken by any Representative of the Company that would, if taken directly by the Company, constitute a breach of this Section 6.2, shall be deemed a breach of this Section 6.2 by the Company.

Section 6.3 Preparation of the Proxy Statement / Prospectus; Shareholders Meeting.

(a) As soon as practicable following the date of this Agreement, but no later than December 31, 2024 (provided that all Persons other than the Company and the Partnership have timely provided all information and consents necessary from such Persons for inclusion in the Registration Statement), the Company and the Partnership shall prepare the Proxy Statement/Prospectus and the Company shall prepare and file with the SEC the Registration Statement, in which the Proxy Statement/Prospectus will be included. Each of the Company and the Partnership shall, and shall use all reasonable efforts to cause their accountants and attorneys to, use their reasonable efforts, to have the Registration Statement declared effective under the Securities Act as promptly as reasonably practicable after such filing and keep the Registration Statement effective for so long as necessary to consummate the Transactions contemplated by this Agreement, including causing their accountants to deliver necessary or required instruments such as opinions, consents and certificates, each in customary form and covering such matters of the type customarily covered by such documents. The Company and the Partnership shall use their reasonable efforts to cause the Proxy Statement/Prospectus to be delivered to the Company’s shareholders as soon as reasonably practicable after the Registration Statement is declared effective under the Securities Act by the SEC. The Company shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or filing a general consent to service of process) required to be taken under any applicable state securities laws in connection with the issuance of the Exchange Shares. No filing of, or amendment or supplement to, the Registration Statement will be made by the Company, and no filing of, or amendment or supplement to, the Proxy Statement/Prospectus will be made by the Partnership or the Company, in each case without providing the other Party a reasonable opportunity to review and comment thereon. If at any time prior to the time the Registration Statement is declared effective by the SEC under the Securities Act any information relating to the Partnership or the Company, or any of their respective Affiliates, directors or officers, should be discovered by the Partnership or the Company which is required to be set forth in an amendment or supplement to either the Registration Statement or the Proxy Statement/Prospectus, so that either such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party which discovers such information shall promptly notify the other Parties and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC. The Parties shall notify each other promptly of the receipt of any comments from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Proxy Statement/Prospectus or the Registration Statement or for additional information and shall supply each other with copies of (i) all correspondence between it or any of its representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Proxy Statement/Prospectus, the Registration Statement or the transactions contemplated by this Agreement and (ii) all orders of the SEC relating to the Registration Statement. If the SEC or applicable rules relating to the content of the Registration Statement require that an opinion of counsel with respect to the intended material U.S. federal income tax consequences of the Exchange be prepared and submitted in connection with the Registration

Statement and Proxy Statement/Prospectus, each the Company and the Partnership shall, if requested, deliver to such counsel a Tax certificate, signed by an officer of the Company or the Partnership, as applicable, containing customary representations and covenants reasonably acceptable to the Company or the Partnership, as applicable, in each case, as reasonably necessary and appropriate to enable such advisors to render such opinion.

(b) Subject to Section 6.2(a), the Company shall, (i) as soon as reasonably practicable (and in no event later than five (5) Business Days after the date on which the staff of the SEC confirms that it has no further comments on the Registration Statement or that it does not intend to review the Registration Statement), request acceleration of the effectiveness of the Registration Statement and as soon as reasonably practicable thereafter duly call and give notice of the Company Shareholders Meeting to be convened and held no later than forty-five (45) days (or such other date as the Company and the Partnership may agree) following the date on which the definitive version of the Proxy Statement is first mailed to Company Shareholders, (ii) through the Company Board, recommend that the holders of Common Stock adopt this Agreement and the Transactions (the “Company Recommendation”), (iii) use its commercially reasonable efforts to solicit from Company Shareholders proxies in favor of the adoption of this Agreement and the Transactions and (iv) use its commercially reasonable efforts to take all other action necessary or advisable to secure the Company Shareholder Approval. The Company shall have the right, after good faith consultation with the Partnership, to, and shall at the request of the Partnership, postpone or adjourn the Company Shareholders Meeting for no longer than twenty (20) Business Days in the aggregate, or such longer time as the Company and the Partnership may agree in writing, (A) for the absence of a quorum, or (B) to allow reasonable additional time to solicit additional proxies to the extent that at such time, taking into account the amount of time until the Company Shareholders Meeting, the Company has not received a number of proxies that would reasonably be believed to be sufficient to obtain the Company Shareholder Approval at the Company Shareholders Meeting. The Company shall keep the Partnership updated with respect to proxy solicitation results as reasonably requested by the Partnership.

(c) During the period from the date of this Agreement and continuing through the Closing Date, the Company shall timely file or furnish all Company SEC Documents required to be filed or furnished by the Company with the SEC.

(d) No later than fifteen (15) Business Days after the date on which the staff of the SEC declares the Registration Statement effective (such period of time referred to as the “LPR Consent Delivery Period”), the Limited Partners Representatives may deliver, pursuant to the power of attorney referred to in Section 9.1 below, a duly executed written consent in form and substance reasonably satisfactory to the Company (the “Limited Partners Representatives Consent”) pursuant to which each Limited Partner, acting through the Limited Partners Representatives, agrees to, approves and adopts this Agreement as party hereto, the Exchange and the other transactions contemplated by this Agreement. If the Limited Partners Representatives Consent is not delivered by the end of the LPR Consent Delivery Period, then the Company may terminate this Agreement as provided in Section 8.1.

Section 6.4 Review of Business. Subject to the Confidentiality Agreement, between the date of this Agreement and the Closing, each of the Partnership and the Company shall provide such access to the other Party and the other Party’s employees and agents to all information and data relating to the Company and its Subsidiaries or the Partnership (as applicable), as is reasonably requested, subject to compliance with Applicable Law. Such review shall occur only during normal business hours upon reasonable advance notice by the requesting Party to the other Party and shall be subject to such other Party’s requirements regarding business visitors and shall be conducted in a manner that does not unreasonably interfere with the operations of the other Party. Notwithstanding the foregoing, none of the Company or its Affiliates, or the Partnership or its Affiliates, shall be required to provide access to or to disclose information protected by attorney-client privilege or attorney work product doctrine or similar privilege or where such disclosure would contravene any Applicable Law or fiduciary duty, it being understood that the Company and its Affiliates, the Partnership and its Affiliates, shall (i) cooperate with any request for and use its commercially reasonable efforts to obtain any waivers or other permissions, and (ii) use its commercially reasonable efforts to make other arrangements (including redacting information or entering into joint defense agreements), in each case, so as to enable the Partnership or the Company, as applicable, to have access to such information.

Section 6.5 Confidentiality and Announcements.

(a) The Company and the Partnership agree to be bound by and comply with the provisions set forth in the Confidentiality Agreement, the provisions of which are hereby incorporated herein by reference and further agree that the Confidentiality Agreement shall terminate upon the Closing.

(b) The Company and the Partnership shall consult with each other as to the form, substance and timing of any press release, SEC Document or other public disclosure primarily related to this Agreement or the Transactions, and no such press release, SEC Document or other public disclosure shall be made or filed by either party or their respective Affiliates or Representatives without the consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that any party may make such disclosure to the extent (i) contemplated by Section 6.6 or (ii) required by Applicable Law, based on advice of counsel, after making reasonable efforts under the circumstances to consult with, and affording an opportunity for review and comment to, the other party prior to such disclosure and considering any comments from the other party in good faith. The Partnership and the Company agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the Partnership and the Company.

Section 6.6 Regulatory Matters; Third Party Consents.

(a) Subject to the terms and conditions of this Agreement, each party shall use its commercially reasonable efforts to promptly take, or cause to be taken, all actions, and do, or cause to be done, all things necessary, proper or advisable under this Agreement and Applicable Laws to consummate the Transactions as soon as reasonably practicable after the date hereof, including preparing as promptly as reasonably practicable all necessary applications, notices, petitions, filings, ruling requests, and other documents and to obtain as promptly as reasonably practicable all consents, waivers, licenses, orders, registrations, approvals, permits, rulings, authorizations and clearances necessary or advisable to be obtained from any third party including any applicable stock exchange or Governmental Authority in order to consummate the Transactions. The Company and the Partnership shall use their respective commercially reasonable efforts to make filings pursuant to Applicable Laws and stock exchange rules that are necessary, proper or advisable with respect to the Transactions as promptly as practicable. Each party shall use commercially reasonable efforts to supply to any applicable stock exchange or Governmental Authority as promptly as practicable any additional information or documentation that may be required by such stock exchange or Government Authority in connection with their review of the Transactions. Except as set forth in Section 6.18 regarding fees and expenses relating to Nasdaq applications and notice of listing, all filing fees payable in connection with the foregoing shall be borne by the respective filing party incurring such expense.

(b) Notwithstanding anything to the contrary contained in this Agreement, neither the Partnership nor the Company shall be obligated to take or refrain from taking or to agree to take, or for its Affiliates to take or refrain from taking or agree to take, any action or to permit or suffer to exist any restriction, condition, limitation or requirement, in each case imposed or required by a Governmental Authority that, individually or in the aggregate with any other actions, restrictions, conditions, limitations or requirements imposed or required by a Governmental Authority, would reasonably be likely to result in a Burdensome Condition. As used herein, “Burdensome Condition” means any condition that would require the Partnership, the Company or any of their respective Affiliates to take or agree to take any other action or agree or consent to any limitation or restriction on or changes in any such businesses, operations or assets of the Partnership or the Company or any of their respective Affiliates that, individually or in the aggregate, would have a Material Adverse Effect on the Combined Company.

Section 6.7 Notification of Certain Matters.

(a) Each party to this Agreement shall give prompt notice to the other parties of (i) any event or existence of any condition of which such party becomes aware that has caused or would reasonably be expected to cause any of its representations or warranties contained in this Agreement to be untrue or inaccurate in any material respect at any time after the date of this Agreement, (ii) the occurrence of any matter or event that would reasonably be expected to have a Material Adverse Effect, (iii) any failure on its part to comply with or satisfy, in any material respect, any covenant, condition or agreement to be complied with or satisfied by it under this Agreement that would cause the closing conditions set forth in Sections 7.2(a) or (b) or Sections 7.3(a) or (b) (as applicable) not to be satisfied, (iv) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the consummation of the Transactions, and (v) any Proceeding initiated after the date of this Agreement and pending or, to the applicable party’s Knowledge, threatened against the party or the parties relating to the Transactions; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement; provided further that a breach of this Section 6.7(a) shall not be considered for purposes of determining the satisfaction of the closing conditions set forth in Article VII or give rise to a right of termination under Article VIII if the underlying breach or breaches with respect to which the other party failed to give notice would not result in the failure of the closing conditions set forth in Article VII or would not result in the ability of such non-breaching party to terminate this Agreement, as the case may be.

(b) From the date hereof until the Closing, the Company shall deliver to the Partnership promptly following the filing or preparation thereof, all quarterly or annual financial statements of the Company prepared in the ordinary course, in each case prepared after the date hereof and prior to the Closing Date.

Section 6.8 Expenses. Except as otherwise provided in this Agreement, each of the Company (and its Subsidiaries), on the one hand, and the Partnership, on the other hand, shall bear its own costs and expenses incurred in connection with the negotiation and preparation of this Agreement and the consummation of the Transactions including, without limitation, the fees and expenses of attorneys, accountants, investment bankers, brokers or others engaged by such party.

Section 6.9 Further Assurances. Each party to this Agreement shall use commercially reasonable efforts to (a) execute and deliver to each other such further documents or instruments, and (b) do such other acts and things as may be reasonably necessary or appropriate, in each case in order more effectively to confirm or carry out the provisions of this Agreement and the Transaction Documents and to consummate the Transactions.

Section 6.10 Employees and Employee Benefits.

(a) The current executive officers of the Partnership will, after the Closing, maintain their current roles with the Company, including without limitation, Elliott “Tony” Roosevelt (CEO), Jimmy C. Hawkins (President), Jerrel Branson (CFO) and Paul Buckner (CLO). The Partnership intends to maintain its current personnel in their same capacities following the Closing Date of the Exchange. The Partnership agrees to cause such persons to provide to the Company the information that is required by applicable rules and regulations of the SEC resulting from their status as prospective officers or as officers of the Company following the Closing.

The current Board of the Company will determine employment matters related to its current management team and personnel, consistent in material respects with the provisions of Section 6.1. The Company shall be solely responsible for payment of any severance or other similar cash payments or equity issuances relating to changes in its personnel at any time prior to or at the Closing Date; provided, however, that the Company shall offer to each person identified on Schedule 3.2(b)(i)(F) continued employment as employees of the Company or as an independent contractor to the Company, after the Closing under existing agreements, or such agreements as amended, satisfactory to the Partnership and the applicable employee or consultant, and adopted with its consent prior to the Closing Date, and any severance relating to the termination of their employment after the Closing Date will be the responsibility of the post-closing Combined Company.

(b) Following the Closing Date, the Company shall remain a participating employer in, and each Company Employee may continue to participate in, the Company health and welfare and defined contribution Plans until such date as the Combined Company may determine to terminate such Plans (the “Transition Date”).

(c) Nothing contained in this Section 6.10 or elsewhere in this Agreement, express or implied, shall confer upon any current or former Company Employee or officer, director, or consultant of the Company or its Affiliates any right to continued employment or service (or resumed employment or service) subsequent to the Closing (except as expressly provided for in the New Employment Agreement) or any third-party beneficiary rights under this Agreement (except as expressly provided for in Section 6.11).

Section 6.11 Director & Officer Indemnification.

(a) The Partnership understands that all rights to exculpation, indemnification and advancement of expenses existing as of the date of this Agreement in favor of the current or former directors, officers or employees, as the case may be (each, a “D&O Indemnified Party”), of each of the Company and its Subsidiaries as provided in their respective Organizational Documents, under Applicable Law or under any written indemnification agreement previously entered into between the Company and its directors or officers, shall survive the Closing and shall continue in full force and effect.

(b) With prior discussion and consultation with, and input from Roosevelt, in particular as to cost and coverage, at or prior to the Effective Time, the Company shall purchase and pay in full all premiums and other costs for an extended reporting period endorsement under the Company’s existing directors’ and officers’ liability insurance coverage (the “D&O Tail Policy”) for the Company’s directors and officers in a form acceptable to the Company and the Partnership that shall provide such directors and officers with coverage for six (6) years following the Effective Time (the “Tail Period”) of not less than the existing coverage as of the Effective Time and have other terms not materially less favorable to the insured persons than the directors’ and officers’ liability insurance coverage maintained by the Company as of the Effective Time. The Partnership shall, and shall cause the Company to, maintain such policy in full force and effect, and continue to honor the obligations thereunder, for the duration of the Tail Period.

(c) The rights of each D&O Indemnified Party hereunder shall be in addition to, and not in limitation of, any other rights such person may have under any Applicable Law. The provisions of this Section 6.11 shall survive the Closing and expressly are intended to benefit, and are enforceable by, each of the D&O Indemnified Parties, each of whom is an intended third-party beneficiary of this Section 6.11.

Section 6.12 Conversion of Debt. The Partnership shall cause all outstanding Indebtedness of the Partnership to any Affiliate, Partner or other related party to be converted into Partnership interests before the Closing.

Section 6.13 Tax Matters.

(a) The Company shall deliver to the Partnership a certificate, dated as of the Closing Date, certifying that the Exchange Shares are not U.S. real property interests as defined in Section 897(c) of the Code (such certificate to be in the form required by Treasury Regulation Sections 1.897-2(h) and 1.1445-2(c) and reasonably approved by the Partnership).

(b) All stock transfer, real estate transfer, documentary, stamp, recording and other similar Taxes (including interest, penalties and additions to any such Taxes) that become payable in connection with this Agreement and the Transactions shall be paid when due and borne and paid equally by the Company and the Partnership. Prior to the Effective Time, the Company and the Partnership shall cooperate in the preparation, execution and filing of all Tax Returns, questionnaires or other documents with respect to such Taxes and each shall use commercially reasonable efforts to avail itself of any available exemptions from such Taxes in accordance with Applicable Law.

(c) The Company shall deliver to the Partnership proof that the Company and its Subsidiaries timely paid each of its 2024 quarterly estimated federal, state and local income Tax payments, to the extent applicable.

(d) It is the intent of the parties hereto that the Exchange qualify and be treated as an exchange described in Section 351 of the Code. Each of the parties hereto shall use their respective reasonable best efforts to cause the Exchange to qualify as such, and will not take, or will not agree to take, any action that would prevent the Exchange from qualifying as such an exchange. Unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code, each of the parties hereto shall report the Exchange for U.S. federal income tax purposes as an exchange within the meaning of Section 351(a) of the Code.

Section 6.14 Anti-Takeover Statutes. If any “control share acquisition,” “fair price,” “moratorium,” or other anti-takeover Applicable Law becomes or is deemed to be applicable to the Partnership, the Company, the Exchange, or any other Transactions, then each of the Company and the Company Board shall grant such approvals and take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to render such anti-takeover Applicable Law inapplicable to the foregoing.

Section 6.15 Section 16 Matters. The Company and the Company Board (or duly formed committees thereof consisting of non-employee directors (as such term is defined for the purposes of Rule 16b-3 promulgated under the Exchange Act)), shall, prior to the Effective Time, take all such actions as may be necessary or advisable to cause the transactions contemplated by this Agreement and any other dispositions of equity securities of the Company (including derivative securities) in connection with the transactions contemplated by this Agreement by any individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, to be exempt under Rule 16b-3 promulgated under the Exchange Act, to the extent permitted by Applicable Law. Notwithstanding the foregoing, none of the Company (after the Effective Time), the Partnership and the Affiliates of the Partnership shall have any liability to any such individual in the event that any such transaction by such individual is not exempt from Section 16(b) of the Exchange Act for any reason. Prior to the Closing Date, the Partnership will furnish information to the Company as may be reasonably required in connection with compliance with Section 16(a) of the Exchange Act.

Section 6.16 Company Shareholder Proceedings. After the execution of this Agreement and prior to Closing, the Company shall promptly advise the Partnership in writing after becoming aware of any Proceeding commenced, or to the Knowledge of the Company threatened in writing, against the Company or any of its directors by any Company Shareholder (on their own behalf or on behalf of the Company) relating to this Agreement, the Exchange or the other Transactions and shall keep the Partnership reasonably informed regarding any such Proceeding. The Company shall: (a) give the Partnership the opportunity to participate in the defense and settlement of any such Proceeding; (b) keep the Partnership reasonably apprised on a prompt basis of proposed strategy and other significant decisions with respect to any such Proceeding, and provide the Partnership with the opportunity to consult with the Company regarding the defense of any such Proceeding, which advice the Company shall consider in good faith; and (c) not settle any such Proceeding without the prior written consent of the Partnership which consent shall not be unreasonably withheld, delayed, or conditioned. Nothing in this Section 6.16 shall require that the Partnership consent to a settlement that would create or result in a Burdensome Condition.

Section 6.17 Nasdaq Matters. The Company and the Partnership shall cooperate to prepare any notification form or application for listing, or continued listing, of the Common Stock on the Nasdaq Capital Market (“Nasdaq”) (including the shares of Common Stock that are issuable pursuant to this Agreement) that may be required in connection with the Transactions contemplated by this Agreement, with the goal that the Exchange Shares will be listed upon issuance on Nasdaq and tradable under the symbol requested by the Partnership or any new symbol assigned by NASDAQ at the request of the Company. The Partnership shall pay, or reimburse the Company for, the amount of any application and listing fees relating to such application or notice. The Company and the Partnership agree to use all reasonable efforts to cause such application for listing to be conditionally approved and such shares to be approved for listing (subject to notice of issuance) prior to the Closing. The parties will cooperate as reasonably requested and will promptly furnish to the other party such information concerning the party and its stockholders that may be required or reasonably requested in connection with any action contemplated by this Section.

Section 6.18 Conduct of Business by the Partnership. During the period from the date of this Agreement and continuing through the Closing Date, except as expressly required by this Agreement, or as expressly set forth in Section 6.19 of the Partnership Disclosure Schedule, the Partnership shall use all commercially reasonable efforts to (a) carry on its business in the ordinary course in all material respects consistent with past practice; (b) keep available the present services of its employees; and (c) preserve intact its material businesses, operations, and relations with clients, service providers and others with whom they conduct business. Without limiting the generality of the foregoing, except as expressly required by this Agreement or as expressly set forth in Section 6.19 of the Partnership Disclosure Schedule:

(a) (i) amend or agree to amend its Organizational Documents, (ii) merge with or into or consolidate with, or agree to merge with or into or consolidate with, any other Person, (iii) adjust, split, combine or reclassify any ownership interest, (iv) grant to any individual, corporation or other entity any right to acquire any interest in Partnership capital or other ownership interest, (v) issue, grant, deliver or sell or authorize or propose the issuance, grant, delivery or sale of, or purchase or redeem or propose the purchase or redemption of, any Partnership interests or any securities convertible into, exercisable or exchangeable for, Partnership interests or other securities convertible into Partnership interests, or subscriptions, rights, warrants or options to Partnership interests or other securities convertible into interests of the Partnership, or other agreements or commitments of any character obligating the Partnership to issue or purchase or redeem any such interests or other convertible securities, or create new ownership interests, (vi) enter into any agreement, understanding or arrangement with respect to the sale or voting of its Partnership interests or other ownership interest or (vii) declare, pay or set aside any dividend or distribution in respect of any Partnership interest;

(b) sell, transfer, lease, offer to sell, abandon or make any other disposition of any of its assets except in the ordinary course of business;

(c) adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, redomestication or other reorganization;

(d) (i) form any Subsidiary, (ii) acquire any business or Person, by merger or consolidation, purchase of assets or equity interests, or by any other manner, in a single transaction or a series of related transactions or (iii) acquire other assets, properties, interests or securities other than in the ordinary course of business;

(e) terminate, cancel, permit to lapse or materially amend any insurance coverage (and any surety bonds, letters of credit, cash collateral or other deposits related thereto required to be maintained with respect to such coverage) that is not replaced by comparable insurance coverage, or fail to maintain, with financially responsible insurance companies, insurance on the assets and properties of the Partnership in such amounts and against such risks and losses as are consistent with past practice;

(f) enter into any transaction or take any other action that would reasonably be expected to cause or constitute a breach of any representation or warranty of the Partnership set forth in this Agreement; or

(g) authorize, resolve, commit or agree (by Contract or otherwise) to do any of the foregoing.

Article VII
CONDITIONS TO THE CONSUMMATION OF THE TRANSACTIONS

Section 7.1 Mutual Conditions. The obligations of each party to this Agreement to consummate the Transactions shall be subject to the satisfaction of each of the following conditions:

(a) (i) No order, preliminary or permanent injunction or decree issued by any Governmental Authority of competent jurisdiction preventing the consummation of the Transactions shall be in effect, and (ii) no Applicable Law shall have been enacted, entered or promulgated by any Governmental Authority which prohibits or makes illegal the consummation of the Transactions;

(b) Company Shareholder Approval. The Company Shareholder Approval shall have been obtained and shall remain in full force and effect; and

(c) NASDAQ Approval. The Common Stock, including the Exchange Shares upon issuance, shall be or have been approved for listing on the NASDAQ Stock Market, under the symbol RKDA or any new symbol assigned by NASDAQ at the request of the Company.

Section 7.2 Conditions to the Obligations of the Partnership. The obligations of the Partnership to consummate the Transactions shall be subject to the satisfaction of each of the following conditions, any of which may be waived in writing by the Partnership:

(a) Representations and Warranties. (i) Each of the representations and warranties of the Company set forth in Section 4.1, Section 4.2, Section 4.3(a) and Section 4.6 shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date (except for such representations and warranties that are made as of a specific date, which shall speak only as of such date), and (ii) the other representations and warranties of the Company contained in Article IV shall be true and correct (and, except for the representations and warranties set forth in Section 4.15(b), without regard to any references to “material” or “Material Adverse Effect” or any other materiality qualifier) in all material respects on and as of the date of this Agreement and on and as of the Closing Date as though made on the Closing Date (except for such representations and warranties that are made as of a specific date, which shall speak only as of such date), except in each of the above cases in clause (i) or (ii) above, where the failure to be true and correct would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Combined Company. The Partnership shall have received a certificate, dated as of the Closing Date and signed by the Chief Executive Officer or Chief Financial Officer of the Company, to the foregoing effect and as to the capitalization of the Company in substance as set forth in Section 4.2 hereof, as of the Closing Date.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects the obligations and covenants required to be performed by it under this Agreement at or prior to the Closing Date. The Partnership shall have received a certificate, dated as of the Closing Date and signed by the Chief Executive Officer or Chief Financial Officer of the Company, to the foregoing effect.

(c) [Reserved].

(d) Other Deliverables. The Partnership shall have received all the items required to be delivered to it pursuant to Section 3.2(b)(i).

(e) No Material Adverse Effect. From the date of this Agreement through the Closing Date, there shall not have occurred any event, change, circumstance, effect, occurrence, condition, state of facts or development that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Combined Company.

(f) Tax Treatment of Exchange. The Exchange shall qualify as a tax-free exchange under the provisions of Section 351(a) of the Code.

Section 7.3 Conditions to the Obligations of the Company. The obligations of the Company to consummate the Transactions shall be subject to satisfaction of each of the following conditions, which may be waived in writing by the Company:

(a) Representations and Warranties. (i) Each of the representations and warranties of the Partnership and the Limited Partners set forth in Section 5.1(a) and Sections 5A.1, 5A.2, 5A.3 and 5A.4 shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date, and (ii) the other representations and warranties of the Partnership and the Limited Partners in Article V and Article V-A shall be true and correct (without regard to any references to “material” or “Material Adverse Effect” or any other materiality qualifier) in all material respects on and as of the date of this Agreement and on and as of the Closing Date as though made on the Closing Date (except for such representations and warranties that are made as of a specific date which shall speak only as of the date), except in each of the above cases in clause (i) or (ii) above, where the failure to be true and correct would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Combined Company. The Company shall have received a certificate dated as of the Closing Date signed on behalf of the Partnership by an appropriate officer of the Partnership to the foregoing effect and by the Limited Partners Representatives on behalf of the Limited Partners.

(b) Performance of Obligations of the Partnership and Limited Partners. Each of the Partnership and the Limited Partners or their Affiliates shall have performed in all material respects the obligations and covenants required to be performed by each of them under this Agreement at or prior to the Closing Date. The Company shall have received certificates signed on behalf of the Partnership and Limited Partners by appropriate officers of the Partnership to the foregoing effect.

(c) Other Deliverables. The Partnership shall have taken the actions described in Section 3.2(b)(ii) and the Partnership shall have delivered to the Company the audited balance sheet of the Partnership as of December 31, 2022, and related statement of operations, statement of partners’ equity and statement of cash flows for the fiscal year ended December 31, 2022, together with the notes thereto, in compliance and conformity with GAAP in all material respects.

(d) Conversion of Related Party Indebtedness. Except as set forth in Section 7.3(d) of the Partnership Disclosure Schedule, all Indebtedness of the Partnership to any Affiliate, Partner or other related party shall have been converted into Partnership interests before the Closing.

(e) The Partnership or the Limited Partners Representatives shall have delivered the Limited Partners Representatives Consent within the LPR Consent Delivery Period.

Article VIII
TERMINATION

Section 8.1 Termination.

(a) This Agreement may be terminated prior to the Closing as follows:

(i) by written consent of the Company and the Partnership;

(ii) by the Company or the Partnership, if any Governmental Authority shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the Transactions, and such order, decree, ruling or other action shall have become final and non-appealable;

(iii) by the Company (provided that the Company is not then in material breach of any representation, warranty, covenant or other agreement contained in this Agreement), if there shall be a breach by the Partnership or the Limited Partners of any representation or warranty or any covenant or agreement contained in this Agreement that would result in a failure of a condition set forth in Section 7.1 or Section 7.3 and which breach cannot be cured or has not been cured (to the extent necessary to avoid a failure of such a condition) within thirty (30) calendar days (but not later than the Termination Date) after the giving of written notice to the Partnership of such breach (provided, that the Partnership may elect by written notice to the Company to extend the Termination Date if and as required in order for the Partnership to have a full thirty (30) days after receipt of written notice of such breach from the Company within which to cure such breach);

(iv) by the Partnership (provided that neither the Partnership nor Limited Partners is not then in material breach of any representation, warranty, covenant or other agreement contained in this Agreement), if there shall be a breach by the Company of any representation or warranty or any covenant or agreement contained in this Agreement that would result in a failure of a condition set forth in Section 7.1 or Section 7.2 and which breach cannot be cured or has not been cured (to the extent necessary to avoid a failure of such a condition) within thirty (30) calendar days (but not later than the Termination Date) after the giving of written notice to the Company of such breach (provided, that the Company may elect by written notice to the Partnership to extend the Termination Date if and as required in order for the Company to have a full thirty (30) days after receipt of written notice of such breach from the Partnership within which to cure such breach);

(v) by the Company or the Partnership if the Closing does not occur by the close of business on May 15, 2025 (subject to possible extension as provided in this Section 8.1(a)(v), the “Termination Date”); provided, however, that, notwithstanding the foregoing, no party hereto may terminate this Agreement pursuant to this clause (v) if the action or failure of such party to act has been a principal cause of the failure of the Transaction to occur on or before the Termination Date and such action or failure to act constitutes a breach of this Agreement; provided, further, however, that, in the event that the SEC has not declared effective under the Securities Act the Registration Statement by the date which is 35 Business Days prior to the Termination Date, then either party shall be entitled to extend the Termination Date for an additional 30 days;

(vi) by the Company at any time prior to the time the Company Shareholder Approval is obtained, if (A) the Company Board authorizes the Company, subject to complying with the terms of this Agreement, to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal and the Company notifies the Partnership in writing that it intends to enter into such an agreement, attaching the most current version of such agreement to such notice, (B) during the three Business Day period following delivery of such notice, (1) the Company does not enter into the binding agreement referred to in clause (A) above and (2) the Company negotiates in good faith with the Partnership respect to any revisions to the terms of the transaction contemplated by this Agreement proposed by the Partnership in response to a Superior Proposal, if any, so that the Partnership’s offer would, in the determination of the Company Board, be at least as favorable, from a financial point of view, to the Company Shareholders as the Superior Proposal, and (C) the Partnership does not make, within such three (3) Business Day period, an offer that the Company Board determines, in good faith after consultation with its financial advisor and its legal counsel, is at least as favorable, from a financial point of view, to the Company Shareholders as the Superior Proposal;

(vii) by the Company or the Partnership if the Company Shareholder Approval is not obtained at the Company Shareholders Meeting (unless such Company Shareholders Meeting has been postponed or adjourned, in which case at the final postponement or adjournment thereof);

(viii) by the Partnership if the Company Board shall have made a Qualifying Change of Recommendation; or

(ix) by the Company if the Limited Partners Representatives Consent is not delivered by the end of the LPR Consent Delivery Period.

(b) The termination of this Agreement shall be effectuated by the delivery by the party terminating this Agreement to each other party of a written notice of such termination. If this Agreement so terminates, it shall become null and void and have no further force or effect, except as provided in Section 8.2.

Section 8.2 Effect of Termination. If this Agreement is terminated in accordance with Section 8.1 hereof and the Transactions are not consummated, this Agreement shall become void and of no further force and effect, without any liability on the part of any party hereto; provided that the provisions of Section 6.5, Section 6.8, this Section 8.2, the exculpation and indemnification provisions of Section 9.2, Article X (and any related definitions set forth in Article I) and the Confidentiality Agreement shall remain in effect in accordance with their terms and provided further: (a) the Partnership shall, within five (5) Business Days after such termination, reimburse the Company for the Company’s documented out-of-pocket expenses incurred in connection with this Agreement and the Exchange contemplated thereby not to exceed a total of seven hundred and fifty thousand dollars ($750,000) upon the Partnership’s intentional fraud in the making of the representations and warranties in Article V, or a Limited Partner’s intentional fraud in the making of the representations and warranties in Article V-A, or the Partnership’s Limited Partners Representatives’ Intentional Breach, in each case resulting in a failure to close; and (b) the Company shall, within five (5) Business Days after such termination, reimburse the Partnership for the Partnership’s documented out-of-pocket expenses incurred in connection with this Agreement and the Exchange contemplated thereby, not to exceed a total of (i) seven hundred and fifty thousand dollars ($750,000) upon the Company’s intentional fraud in the making of the representations and warranties in Article IV or Intentional Breach, in each case resulting in a failure to close, or (ii) five hundred thousand dollars ($500,000) upon the Company entering into an Alternative Acquisition Agreement; Notwithstanding the foregoing, nothing in this Section 8.2 shall relieve any party to this Agreement of liability for any Intentional Breach or intentional fraud by such party prior to the date of such termination.

Article IX
LIMITED PARTNERS REPRESENTATIVES

Section 9.1 Appointment; Authority. By approval of this Agreement and the Transactions and/or the execution and delivery of a Letter of Transmittal, including counterparts thereof, any by the consummation of the Exchange or participating in the Exchange and receiving the benefits thereof, including the right to receive the consideration payable in connection with the Exchange, each of the Partnership’s Limited Partners shall be deemed to have and have by separate power of attorney, such power coupled with an interest and irrevocable, authorized and appointed each of the Limited Partners Representatives as its agent, proxy, attorney-in-fact and representative for all purposes in connection with this Agreement, the Transaction Documents and the agreements ancillary hereto, including to take such action, as it determines in its judgment appropriate, on behalf of such Limited Partner, to exercise all rights, power and authority, as are authorized, delegated and granted to the Limited Partners Representatives on behalf of the Limited Partners (including, to give and receive notices and communications, to receive on behalf of and deliver to any Limited Partner any amounts due to such Limited Partner under this Agreement, to deliver a dispute notice and take such other actions in accordance with this Agreement, to amend this Agreement pursuant to Section 10.2 and to take all actions necessary or appropriate in the judgment of the Limited Partners Representative for the accomplishment of the foregoing). The Company shall be entitled to rely exclusively upon any notices and other acts of the Limited Partners Representatives relating to each Limited Partners rights and obligations under this Agreement as being legally binding acts of each Limited Partner, and the Company shall deliver any notice required or permitted under this Agreement to be delivered to the Limited Partners to the Limited Partners Representatives.

Section 9.2 Exculpation; Indemnification. The Limited Partners Representatives will incur no liability of any kind with respect to any action or omission by the Limited Partners Representatives in connection with its services pursuant to this Agreement and any agreements ancillary hereto, except in the event of liability directly resulting from the Limited Partners Representatives’ (or either of them) gross negligence or willful misconduct. The Limited Partners Representatives shall not be liable for any action or omission pursuant to the advice of counsel. The Limited Partners, severally and not jointly, shall indemnify, defend and hold harmless each of the Limited Partners Representatives from and against any and all losses, liabilities, damages, claims, penalties, fines, forfeitures, actions, fees, costs and expenses (including the fees and expenses of counsel and experts and their staffs and all expense of document location, duplication and shipment) (collectively, “Representatives Losses”) arising out of or in connection with the Limited Partners Representatives execution and performance of this Agreement, the Transaction Documents and any agreements ancillary hereto, in each case as such Representatives Loss is suffered or incurred; provided, that in the event that any such Representatives Loss is finally adjudicated to have been directly caused by the gross negligence or willful misconduct of the Limited Partners Representatives, the Limited Partners Representatives will reimburse the Limited Partners the amount of such indemnified Representatives Loss to the extent attributable to such gross negligence or willful misconduct. In no event will the Limited Partners Representatives be required to advance its own funds on behalf of the Limited Partners or otherwise. The foregoing indemnities will survive the Closing, the resignation or removal of the Limited Partners Representatives or the Termination of this Agreement.

Article X
MISCELLANEOUS

Section 10.1 Survival of Representations and Warranties and Agreements. The representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall terminate at the Effective Time, and only the covenants or agreements of the Parties herein which by their terms contemplate performance after the Effective Time, and this Article X, shall survive the Effective Time. This Section 10.1 shall not limit Section 8.2.

Section 10.2 Amendments; Waiver. This Agreement may not be amended, altered or modified except by written instrument executed by the Company (after approval by the Company’s Board of Directors) and the Partnership; provided, however, that after Company Shareholder Approval of this Agreement, no amendment shall be made which by Law requires further approval of the Company’s stockholders without the further approval of such stockholders. No waiver of any party to this Agreement will be effective unless it is in a writing signed by the waiving parties (or in the case of a waiving party which is not a natural person, by a duly authorized officer of the waiving party) that makes express reference to the provision or provisions subject to such waiver. No waiver will constitute a waiver of, or estoppel with respect to, any subsequent or other inaccuracy, breach or failure to strictly comply with the provisions of this Agreement.

Section 10.3 Entire Agreement. This Agreement and any Schedules referred to herein, the other Transaction Documents, the Confidentiality Agreement and any other schedules, certificates, lists and documents referred to herein, constitute the entire agreement of the parties with respect to the subject matter contained herein or therein, and supersede all prior agreements and understandings, discussions, negotiations and communications, written and oral, among the parties with respect to the subject matter hereof.

Section 10.4 Interpretation. The table of contents, articles, titles and headings to sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. The Schedules referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Unless the context otherwise requires, the words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine genders of such term. Any agreement or instrument defined or referred to herein or any agreement or instrument that is referred to herein, except in each case for references in the schedules hereto (including the Company Disclosure Schedule and the Partnership Disclosure Schedule) means such agreement or instrument as from time to time amended, modified or supplemented, including by waiver or consent, and references to all attachments thereto and instruments incorporated therein. Any statute or regulation referred to herein means such statute or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of any statute, includes any rules and regulations promulgated under such statute), and references to any section of any statute or regulation include any successor to such section. Any agreement referred to herein shall include reference to all Schedules and other documents or agreements attached thereto.

Section 10.5 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

Section 10.6 Notices. Unless otherwise provided herein, all notices and other communications hereunder shall be in writing and shall be deemed given (a) upon delivery in the case of delivery by hand, (b) on the date delivered in the place of delivery if sent by e‑mail (with a written or electronic confirmation of delivery) prior to 5:00 p.m. Pacific time, otherwise on the next succeeding Business Day, or (c) one (1) Business Day after being sent for next Business Day deliver, fees prepaid, via a reputable overnight express courier, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to the Company, to:

Arcadia Biosciences, Inc.

5950 Sherry Lane, Suite 215

Dallas, Texas 75225

Attention: TJ Schaefer

Telephone: (530) 756-7077

E-mail: tj.schaefer@arcadiabio.com

with a copy (which shall not constitute notice) to:

Weintraub Tobin

400 W. Capitol Mall, Suite 1100

Sacramento, CA 95814

Attention: C. Kevin Kelso

Telephone: (916) 558-6000

E-mail: kkelso@weintraub.com

If to the Limited Partners Representatives, to:

5956 Sherry Lane, Suite 1650

Dallas, TX 75225

Attention: Paul Buckner, Chief Legal Officer

Telephone: (214) 871-2666

E-mail: paul@rooseveltresources.com

with a copy (which shall not constitute notice) to:

5956 Sherry Lane, Suite 1650

Dallas, TX 75225

Attention: David A. Roosevelt

Telephone: (241) 571-2666

E-mail: david@eroosevelt.com

If to the Partnership, to:

Roosevelt Resources, LP

5956 Sherry Lane, Suite 1650

Dallas, TX 75225

Attention: Paul Buckner, Chief Legal Officer

Telephone: (214) 871-2666

E-mail: paul@rooseveltresources.com

with a copy (which shall not constitute notice) to:

Jones & Keller, P.C.

1675 Broadway, 26th Floor

Denver, CO 80202

Attention: Reid A. Godbolt

Telephone: (303) 573-1600

E-mail: rgodbolt@joneskeller.com

Section 10.7 Binding Effect; Persons Benefiting; No Assignment. This Agreement shall inure to the benefit of and be binding upon the parties and their respective successors and permitted assigns; provided, however, that neither this Agreement nor any of a party’s rights or obligations hereunder may be assigned or delegated by such party with the prior written consent of the other party, and any attempted assignment or delegation of this Agreement or any such rights or obligations by such party without the other party’s prior written consent shall be void and of no effect. Except as otherwise expressly set forth in this Agreement, no provision of this Agreement is intended or shall be construed to confer upon any Person other than the parties and their respective successors and permitted assigns any right, remedy or claim under or by reason of this Agreement or any part hereof.

Section 10.8 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same agreement, it being understood that all of the parties need not sign the same counterpart, and may be delivered by facsimile, e-mail of a .pdf attachment, generally recognized e-signature technology or other electronic means intended to preserve the original graphic or pictorial appearance of a document.

Section 10.9 Waiver of Jury Trial. EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTION DOCUMENTS, THE TRANSACTIONS OR THE OTHER TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY, AND WHETHER MADE BY CLAIM, COUNTERCLAIM, THIRD PERSON CLAIM OR OTHERWISE. EACH PARTY HERETO ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS IN THIS SECTION 10.9.

Section 10.10 Governing Law; Other . This Agreement shall be governed and construed in accordance with the internal laws (including the statute of limitations) of the State of Delaware applicable to contracts made and wholly performed within such state, without regard to any applicable conflicts of law principles. Each of the parties irrevocably agrees that any and all Proceedings arising out of, relating to or in connection with this Agreement or its subject matter and the rights and obligations arising hereunder, or for recognition and enforcement of any settlement or judgment in respect of this Agreement and the rights and obligations arising hereunder brought by any other party hereto or its successors or assigns, shall be brought and determined exclusively in the state courts of the State of Delaware and the United States District Court for the District of Delaware (collectively, the “Delaware Courts”). Each of the parties agrees that mailing of process or other papers in connection with any such Proceeding in the manner provided in Section 10.6 or in such other manner as may be permitted by the Delaware Courts. Each of the parties hereby irrevocably submits with regard to any such Proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the Delaware Courts and agrees that it will not bring any Proceeding relating to this Agreement or any of the transactions contemplated by this Agreement in any court or tribunal other than Delaware Courts. Each of the parties hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder (a) any claim that it is not personally subject to the jurisdiction of the Delaware Courts for any reason other than the failure to serve process in accordance with this Agreement, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by Applicable Law, any claim that (i) the Proceeding in such court is brought in an inconvenient forum, (ii) the venue of such Proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 10.11 Other Remedies; Specific Performance . Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms (including failing to take such actions as are required of it hereunder to consummate this Agreement) or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the Court of Chancery of the State of Delaware or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware or the United States District Court for the District of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity, and each of the parties waives any bond, surety or other security that might be required of any other party with respect thereto. Each of the parties further agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that any other party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

THE COMPANY:

ARCADIA BIOSCIENCES, INC.

By: /s/ Thomas J. Schaefer
Name: Thomas J. Schaefer
Title: President & CEO

LIMITED PARTNERS REPRESENTATIVES:

Elliott Roosevelt, Jr., solely in his capacity as a Limited Partners Representative

By: Elliott Roosevelt, Jr.
Name: Elliott Roosevelt, Jr.
Title:

David A. Roosevelt, solely in his capacity as a Limited Partners Representative

By: David A. Roosevelt
Name: David. A. Roosevelt
Title:

PARTNERSHIP:

ROOSEVELT RESOURCES, LP

a Texas limited partnership

By: Roosevelt Resources Management, LLC,

its general partner

By: Elliott Roosevelt, Jr.

Name: Elliott Roosevelt, Jr.

Title: Manager